Exhibit 10.a.(xxiv)

                                                                 Execution Draft




                            Asset Purchase Agreement

                                      among

                                   XTRA, Inc.

                                       and

                      Matson Navigation Company, Inc., and
                          Matson Leasing Company, Inc.

                                      dated

                                  June 30, 1995

                            ASSET PURCHASE AGREEMENT

                                      INDEX
                                                                            Page

ARTICLE I  PURCHASE AND SALE OF ASSETS AND RELATED TRANSACTIONS               1
     1.01.  Definitions.                                                      1
     1.02.  Purchase and Sale of Sale Assets; Assumption of Liabilities.      9
     1.03.  Consideration.                                                   10
     1.04.  Assignment and Assumptions of Contracts.                         10
     1.05.  Closing                                                          10
     1.06.  Matson Trademarks and Trade Names                                11
     1.07.  Adjustments to Consideration                                     12
     1.07(a)  Preparation of Consolidated Statement of Net Assets.           12
     1.07(b)  Adjustments Resulting From The Consolidated
              Statements of Net Assets.                                      13
     1.08.  Accounts Receivable Proceeds                                     13
     1.09.  Further Assurances                                               14
     1.10.  CAVN and Jeuro Leases and Containers.                            14
     1.11.  Termination of Intercompany Arrangements.                        14

ARTICLE II  RELATED MATTERS                                                  15
     2.01.  Confidentiality.                                                 15
     2.02.  Access to Books and Records.                                     15

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE SELLERS                   16
     3.01.  Corporate Organization, Etc                                      16
     3.02.  Authorization, Etc.                                              17
     3.03.  No Violation.                                                    17
     3.04.  Financial Statements                                             17
     3.05.  Interim Operations.                                              18
     3.06.  Title to Properties; Encumbrances                                19
     3.07.  Contracts and Leases                                             20
     3.08.  Litigation.                                                      20
     3.09.  Consents and Approvals of Governmental Authorities               20
     3.10.  Consents                                                         21
     3.11.  Compliance with Law                                              21
     3.12.  Good Title Conveyed                                              21
     3.13.  Brokers and Finders                                              22
     3.14.  Insider Interests                                                22
     3.15.  Insurance                                                        22
     3.16.  Environmental Matters, Etc.                                      22
     3.17.  Employees.                                                       24
     3.18.  Employee Benefits; ERISA.                                        24
     3.19.  Taxes.                                                           24
     3.20.  Prohibited Foreign Trade Practices Act; Sensitive Payments       25
     3.21.  Subsidiaries                                                     25
     3.22.  Condition of Containers.                                         26
     3.23.  Purchase Option; Operating Lease Agreements.                     26
     3.24.  Software; Intellectual Property                                  27

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF ACQUIROR                       27
     4.01.  Corporate Organization                                           27
     4.02.  Authorization, Etc.                                              27
     4.03.  No Violation.                                                    28
     4.04.  Consents and Approvals of Governmental Authorities.              28
     4.05.  Litigation                                                       28
     4.06.  Consents                                                         28
     4.07.  Brokers and Finders                                              28
     4.08.  Availability of Funds.                                           28

ARTICLE V  COVENANTS OF THE SELLERS                                          29
     5.01.  Full Access.                                                     29
     5.02.  Consents                                                         29
     5.03.  Supplements to Company Disclosure Schedule                       29
     5.04.  Covenant to Satisfy Conditions                                   29
     5.05.  Certificates                                                     30
     5.06.  HSR Act Filings                                                  30
     5.07.  Container Acquisitions                                           30
     5.08.  Insurance.                                                       30

ARTICLE VI  COVENANTS OF ACQUIROR                                            30
     6.01.  Supplements to Acquiror Disclosure Schedule.                     30
     6.02.  Covenant to Satisfy Conditions                                   31
     6.03.  Certificates                                                     31
     6.04.  HSR Act Filings                                                  31
     6.05.  Consents                                                         31
     6.06.  Other Agreements                                                 31
     6.07.  Substitute Letters of Credit.                                    31
     6.08.  Insurance.                                                       31
     6.09.  Post Closing Financial Statements.                               32
     6.10.  Performance of Certain Obligations by Acquiror
            After Closing Date.                                              32

ARTICLE VII  CONDITIONS TO THE OBLIGATIONS OF THE SELLERS                    32
     7.01.  Representations and Warranties True                              32
     7.02.  Performance.                                                     33
     7.03.  HSR Act Waiting Periods; No Governmental Proceeding
            or Litigation                                                    33
     7.04.  No Litigation                                                    33
     7.05.  Certificates                                                     33
     7.06.  Opinion of Acquiror's Counsel                                    33
     7.07.  Consents Obtained.                                               33
     7.08.  Other Agreements                                                 33
     7.09.  Opinion  of Morgan, Lewis & Bockius.                             33
     7.10.  Release of Letters of Credit.                                    33

ARTICLE VIII  CONDITIONS TO OBLIGATIONS OF ACQUIROR                          34
     8.01.  Representations and Warranties True                              34
     8.02.  Performance                                                      34
     8.03.  HSR Act Waiting Periods; No Governmental Proceeding
            or Litigation                                                    34
     8.04.  No Litigation                                                    34
     8.05.  Opinion of the Sellers' Counsel.                                 34
     8.06.  Consents Obtained                                                35
     8.07.  Other Agreements                                                 35
     8.08.  Opinion of Morgan, Lewis & Bockius.                              35
     8.09.  FIRPTA Certificate.                                              35

ARTICLE IX  (INTENTIONALLY OMITTED)

ARTICLE X  EMPLOYEES                                                         35
    10.01.  Offer of Employment.                                             36
    10.02.  Sellers' Obligations.                                            36
    10.03.  Cooperation.                                                     36
    10.04.  Non-solicitation.                                                36

ARTICLE XI  SURVIVAL OF REPRESENTATIONS ANDWARRANTIES;
            INDEMNIFICATION; ARBITRATION                                     37
    11.01.  Survival of Representations and Warranties.                      37
    11.02.  Statements as to Representations                                 37
    11.03.  Agreement to Indemnify by the Sellers.                           37
    11.04.  Agreement to Indemnify by Acquiror.                              38
    11.05.  Procedures Relating to Indemnifications.                         39
    11.06.  Losses Net of Insurance, etc.                                    40
    11.07.  Tax Matters.                                                     41
    11.08.  Arbitration.                                                     43

ARTICLE XII  TERMINATION AND ABANDONMENT                                     44
    12.01.  Methods of Termination.                                          44
    12.02.  Procedure upon Termination                                       44

ARTICLE XIII  MISCELLANEOUS PROVISIONS                                       44
    13.01.  Amendment and Modification.                                      44
    13.02.  Waiver of Compliance.                                            45
    13.03.  Expenses; Transfer Taxes.                                        45
    13.04.  Notices                                                          45
    13.05.  Assignment.                                                      47
    13.06.  Publicity.                                                       47
    13.07.  Governing Law.                                                   47
    13.08.  Counterparts.                                                    47
    13.09.  Headings.                                                        47
    13.10.  Entire Agreement.                                                47
    13.11.  Third Parties.                                                   47
    13.12.  Bulk Transfers                                                   48

                                INDEX TO EXHIBITS

       Heading                                                       Tab

       Sale Assets                                                    A

       Assumed Liabilities                                            B

       Assignment and Assumption of Agency Agreements                 C

       Assignment and Assumption of Container Leases                  D

       Assignment and Assumption of Container Purchase Commitments    E

       Assignment and Assumption of Depot Agreements                  F

       Assignment and Assumption of Employment Agreements             G

       Assignment and Assumption of Miscellaneous Commitments         H

       Assignment and Assumption of Property and Office Leases        I

       (Omitted)                                                      J

       Branches                                                     K-1

       Subsidiaries                                                 K-2

       MNC Subsidiaries                                             K-3

       Intellectual Property License and Assignment Agreement         L

       Non-Competition Agreement                                      M

       Operating Lease Assignment and Assumption Agreement            N

       (Omitted)                                                      O

       Transition Agreement                                           P

       Bill of Sale                                                   Q

       Consolidated Statement of Net Assets (As of 3/31/95)           R

       Opinion of Ropes & Gray                                        S

       Opinion of Morgan, Lewis & Bockius                             T

       Opinion of Gibson, Dunn & Crutcher                             U

       Software Transfer Agreement                                    V

       Office Sublease                                                W

       Opinion of James R. Lajoie                                     X

       Opinion of Kevin C. O'Rourke                                   Y

                            ASSET PURCHASE AGREEMENT

     ASSET PURCHASE AGREEMENT dated June 30, 1995 among Matson Leasing Company, Inc., a Hawaii corporation, Matson Navigation Company, Inc., a Hawaii corporation, and XTRA, Inc., a Maine corporation.

     This Agreement sets forth the terms and conditions upon which Matson Leasing Company, Inc. and Matson Navigation Company, Inc. will sell certain assets to XTRA, Inc. and/or other entities designated by XTRA, Inc., and XTRA, Inc. and/or such other entities designated by XTRA, Inc. will purchase such assets as hereinafter set forth.

     In consideration of the mutual agreements contained herein, intending to be legally bound hereby, the parties hereto agree as follows:


                                    ARTICLE I

              PURCHASE AND SALE OF ASSETS AND RELATED TRANSACTIONS

     1.01. Definitions. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

     "Acquiror" means XTRA, Inc., a corporation formed under the laws of the State of Maine.

     "Acquiror Entities" shall mean XTRA International, XTRA Intermodal and XTRA Lease.

     "Affiliate" and "Associate" have the meanings prescribed by Rule 12b-2 of the regulations promulgated pursuant to the Securities Exchange Act.

     "Agency Agreements" means the agency agreements all as set forth on Part VII of Exhibit A.

     "Agreement" means this agreement and all amendments made hereto by written agreement between the Sellers and the Acquiror, including all Schedules and Exhibits attached hereto.

     "Assignment and Assumption Agreements" means the Assignment and Assumption of Agency Agreements, the Assignment and Assumption of Container Leases, the Assignment and Assumption of Container Purchase Commitments, the Assignment and Assumption of Depot Agreements, the Assignment and Assumption of Employment Agreements, the Assignment and Assumption of Miscellaneous Commitments, the Assignment and Assumption of Property and Office Leases, the Software Transfer Agreement and the Operating Lease Assignment and Assumption.

     "Assignment and Assumption of Agency Agreements" means the assignment and assumption of Agency Agreements substantially in the form attached hereto as Exhibit C delivered by the Company and Acquiror pursuant to Section 1.05(a)(I)(iii) and 1.05(b)(i) of the Agreement.

     "Assignment and Assumption of Container Leases" means the assignment and assumption of the Container Leases substantially in the form attached hereto as Exhibit D delivered by the Company, MNC, MNC Subsidiaries, Acquiror and the Acquiror Entities pursuant to Sections 1.05(a)(I)(iii), 1.05(a)(II)(ii), 1.05(a)(III) and 1.05(b)(i) of this Agreement.

     "Assignment and Assumption of Container Purchase Commitments" means the assignment and assumption of the Container Purchase Commitments substantially in the form attached hereto as Exhibit E delivered by the Company and the Acquiror pursuant to Sections 1.05(a)(I)(iii) and 1.05(b)(i) of this Agreement.

     "Assignment and Assumption of Depot Agreements" means the assignment and assumption of Depot Agreements substantially in the form attached hereto as Exhibit F delivered by the Company and Acquiror pursuant to Section 1.05(a)(I)(iii) and 1.05(b)(i) of the Agreement.

     "Assignment and Assumption of Employment Agreements" means the assignment and assumption of the Employment Agreements substantially in the form attached hereto as Exhibit G delivered by the Company and Acquiror pursuant to Sections 1.05(a)(I)(iii) and 1.05(b)(i) of the Agreement.

     "Assignment and Assumption of Miscellaneous Commitments" means the assignment and assumption of the Miscellaneous Commitments substantially in the form attached hereto as Exhibit H delivered by the Company and Acquiror pursuant to Sections 1.05(a)(I)(iii) and 1.05(b)(i) of the Agreement.

     "Assignment and Assumption of Property and Office Leases" means an assignment and assumption of the property and office leases substantially in the forms attached hereto as Exhibit I delivered by each of the Company and Acquiror pursuant to Section 1.05(a)(I)(iii) and 1.05(b)(i) of this Agreement.

     "Assumed Liabilities" means the liabilities being assumed by Acquiror pursuant to this Agreement, all as listed and described on Exhibit B.

     "Benefit Arrangement" means any benefit arrangement that is not a Plan, including (i) each employment or consulting agreement, (ii) each incentive bonus or deferred bonus arrangement, (iii) each arrangement providing termination allowance, severance or similar benefits, (iv) each equity compensation plan, (v) each deferred compensation plan, (vi) each individual insurance arrangement, and (vii) each compensation policy and practice maintained by the Company or any ERISA Affiliate covering the employees, former employees, directors and former directors of the Company or its ERISA Affiliates, and the beneficiaries of any of them.

     "Bill of Sale" means the bills of sale in the form attached hereto as Exhibit Q-1 and Q-2 and delivered by the Company pursuant to Section 1.05(a)(I)(i).

     "Branches" means branches of the Company all as set forth on Exhibit K-1 of the Agreement.

     "CAVN" means Compania Anonima Venezolana de Navegacion, a Venezuelan entity.

     "CAVN and Jeuro Operating Leases" means the Operating Leases between the Company and CAVN and Jeuro, respectively.

     "Closing" means the closing referred to in Section 1.05 of this Agreement.

     "Closing Date" means the date on which the Closing occurs.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Company" means Matson Leasing Company, Inc., a corporation formed under the laws of the State of Hawaii.

     "Company Disclosure Schedule" means the document delivered by the Sellers to Acquiror simultaneously with the execution hereof containing the information required to be included therein pursuant to this Agreement.

     "Consolidated Statement of Net Assets" means a consolidated statement of net assets of the Company and its subsidiaries which shall be prepared on the basis of generally accepted accounting principles applied on a consistent basis with the preparation of the Audited Financial Statements (as defined in Section 3.04) except with respect to the specific items for which a methodology has been established and set forth on Exhibit R. The Consolidated Statement of Net Assets shall include all of the Sale Assets and Assumed Liabilities for which amounts are properly reflected on a balance sheet, but shall not include (I) any accrued payroll or vacation liabilities of the Subsidiaries referred to in
Section 10.02, or (II) any reserves expressly related to any Excluded Asset; provided that no adjustment to the maintenance and repair reserve shall be made as a result of the foregoing clause. Attached as Exhibit R is the Consolidated Statement of Net Assets of the Company and its subsidiaries as of March 31, 1995.

     "Containers" means the marine containers listed and described on Part I of Exhibit A hereto which are owned or leased-in pursuant to the Container Leases by the Company and those marine containers acquired by the Company on or after June 28, 1995 through the Closing Date and which are to be acquired by the Acquiror pursuant to this Agreement.

     "Container Leases" means the so-called cross-border leases and related agreements of the Sellers and the MNC Subsidiaries, all as set forth on Part IV of Exhibit A.

     "Container Operations" means the leasing of containers by the Company and all Subsidiaries of the Company or their agents.

     "Container Purchase Commitments" means the container purchase commitments of the Company all as set forth on Part II of Exhibit A and those container purchase commitments entered into by the Company on or after June 28, 1995 through the Closing Date in compliance with Section 3.05 or with the prior written consent of Acquiror or its authorized representatives .

     "Depot Agreements" means the depot agreements all as set forth on Part VII of Exhibit A and those depot agreements entered into by the Company on or after June 28, 1995 through the Closing Date in compliance with Section 3.05 or with the prior written consent of Acquiror or its authorized representatives .

     "Employment Agreements" means the agreements all as set forth on Part II of Exhibit B.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Excluded Assets" means the following assets of the Company and the
Subsidiaries:

              (a) Any contracts or agreements (i) between any Subsidiary, on the one hand, and the Company or MNC, on the other (including any intercompany receivables of any Subsidiary due from the Company or MNC), or (ii) between the Company and MNC (including any intercompany receivables of the Company due from MNC), other than any Operating Leases between MNC and the Company and any receivables of the Company due thereunder;

               (b) Any deferred Tax assets or deferred Tax benefits and Group Tax Sharing arrangements, other than in respect of Taxes of the Subsidiaries and the Branches;

               (c) Any trademarks, tradenames or logos used by the Company or the Subsidiaries in the Container Operations, including the Names and the Marks;

               (d) The CAVN and Jeuro Operating Leases, any accounts receivable from CAVN and Jeuro under the CAVN and Jeuro Operating Leases (net of the related allowance for bad debts), any claims against CAVN or Jeuro or insurance companies for loss of or damage or repair to Containers leased to CAVN and Jeuro and any claims against insurance companies for lost revenues under the CAVN and Jeuro Operating Leases;

               (e) Any assets of the Company that are segregated or set aside in any manner for the purpose of providing benefits under any Plan or any Benefit Arrangements to United States employees;

               (f) The Company's minute books, tax returns and other corporate documents;

               (g) Any insurance policies or receivables of the Company and any pre-paid premiums relating to such policies; and

               (h) Any pre-paid expenses or other assets of the Company arising in connection with the Agreement and the transactions contemplated hereby.

     "Excluded Liabilities" means all liabilities of the Company other than the Assumed Liabilities, including but not limited to the following liabilities and obligations of the Company and the Subsidiaries:

               (a) Any liabilities or obligations of the Company or the Subsidiaries to MNC and any liabilities or obligations of the Subsidiaries to the Company (including any intercompany payables of the Company due to MNC, or of the Subsidiaries due to the Company or
      MNC), other than any obligations of the Company to MNC under any Operating Leases between the Company and MNC ;

               (b)  Any liability of the Company for Taxes or deferred
      Taxes;

               (c) Any obligation of the Company to indemnify any person by reason of the fact that such person was a director, officer, employee or agent of the Company or its Subsidiaries or was serving at the request of any such entity as a partner, trustee, director, officer, employee or other agent of another entity;

               (d) Any liability resulting from or arising out of, in the nature of or caused by any breach of contract, breach of warranty, tort, infringement, violation or noncompliance with law by the Company;

               (e) Any liability of the Company for costs and expenses, including any severance arrangements, incurred or entered into in connection with this Agreement and the transactions contemplated hereby, other than Transfer Taxes payable by Acquiror pursuant to
      Section 13.03;

               (f) Any liability for indebtedness for money borrowed, including any accrued interest thereon;

               (g) Any liability of the Company under the Plans or any Benefit Arrangement in respect of employees, other than (i) any liabilities under the Employment Agreements listed under Part II of Exhibit B or (ii) any liabilities for fringe or severance benefits under the laws of any non-United States jurisdiction.

     "Foreign Subsidiaries" means the direct and indirect subsidiaries of the Company all as set forth on Exhibit K-2 of the Agreement.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Intellectual Property Rights" shall have the meaning defined in the Software Transfer Agreement.

     "Jeuro" means Jeuro, Inc., a Japanese entity.

     "knowledge" when used in any representation or warranty of the Sellers or Acquiror, means actual knowledge of the officers of the Sellers, or the Acquiror, as applicable, without any obligation on their part to investigate the accuracy of the representation.

     "License Agreement" means the Intellectual Property License and Assignment Agreement in the form attached hereto as Exhibit L described in Section 1.06 hereof and delivered by the Sellers and Acquiror pursuant to Sections 1.05(a)(I)(iii), 1.05(a)(II)(ii) and 1.05(b)(i), respectively.

     "Miscellaneous Commitments" means the contracts, commitments, agreements and obligations of the Company other than the Container Leases, the Container Purchase Commitments, the Operating Leases, the Property and Office Leases, the Employment Agreements, the Agency Agreements, the Software Agreements and the Depot Agreements.

     "MNC" means Matson Navigation Company, Inc., a corporation formed under the laws of the State of Hawaii.

     "MNC Subsidiaries" means those direct or indirect subsidiaries of MNC (other than the Company) which are parties to any of the Container Leases all aslisted and set forth on Exhibit K-3.

     "Net Assets" means the assets shown on the Consolidated Statement of Net Assets less the liabilities shown on the Consolidated Statement of Net Assets.

     "Non-Competition Agreement" means the Non-Competition Agreement in the form attached hereto as Exhibit M delivered by the Sellers, Alexander & Baldwin, Inc.and Acquiror pursuant to Sections 1.05(a)(I)(iii), 1.05(a)(II)(ii) and 1.05(b)(i), respectively.

     "Office Sublease" means the sublease of certain office space in San Francisco, California in the form attached hereto as Exhibit W delivered by MNC and Acquiror pursuant to Section 1.05(a)(II)(ii) and 1.05(b)(i) of this Agreement.

     "Operating Leases" means the per diem, master service and term leases (including those with container purchase options) to customers related to the Containers, all as set forth on Part III of Exhibit A and those per diem, master service and term leases entered into by the Company after June 28, 1995 through the Closing Date in compliance with Sections 3.05 or with the prior written consent of Acquiror or its authorized representatives.

     "Operating Lease Assignment and Assumption" means the assignment and assumption of the Operating Leases substantially in the form attached hereto as Exhibit N delivered by the Company and the Acquiror pursuant to Sections 1.05(a)(I)(iii) and 1.05(b)(i) of this Agreement.

     "Permitted Liens" means (i) minor imperfections of title, if any, which are insubstantial in amount, and which do not materially detract from the value or impair the use of the Sale Assets and which have arisen only in the ordinary course of business and consistent with past practice, (ii) materialmen's, mechanics', carriers', workmen's, repairmen's or other similar liens arising in the ordinary course of business and not yet subject to foreclosure, (iii) any lien for current Taxes not yet due, (iv) possessory liens on Containers held by depots at which Containers are located pursuant to Depot Agreements to the extent not yet choate, (v) any rights of any third parties in the Containers pursuant to the Container Leases, and (vi) the purchase options listed in
Section 3.23 of the Company Disclosure Schedule.

     "PICC" means Pacific International Container Corporation, a corporation formed under the laws of the State of Hawaii.

     "Plan" means any employee benefit plan, as defined in Section 3(3) of ERISA, sponsored or contributed to by the Company covering its employees or former employees.

     "Property and Office Leases" means the leases and subleases related to office space and other property, all as set forth on Part VI of Exhibit A and those leases and subleases related to office space and other property entered into by the Company on and after June 28, 1995 through the Closing Date in compliance with Sections 3.05 or with the prior written consent of Acquiror or its authorized representatives.

     "Sale Assets" means the assets being purchased pursuant to this Agreement, all as listed and described on Exhibit A.

     "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Sellers" means the Company and MNC.

     "Sellers Group" is defined in the definition of Tax.

     "Software" shall have the meaning defined in the Software Transfer
Agreement.

     "Software Agreements" means the software agreements set forth on Part VIII of Exhibit A.

     "Software Transfer Agreement" means the agreement between the Sellers and Acquiror substantially in the form attached hereto as Exhibit V delivered by the Sellers and the Acquiror pursuant to Section 1.05(a)(I)(iii), Section 1.05(a)(II)(ii) and Section 1.05(b)(i).

     "Subsidiaries" means PICC and the Foreign Subsidiaries.

     "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever or any obligation to contribute to the payment of Taxes determined on a consolidated, combined or unitary basis with respect to a group of corporations that includes the Sellers and the Subsidiaries (the "Sellers Group"), including any interest, penalty, or addition thereto.

     "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     "Transfer Taxes" shall have the meaning set forth in Section 13.03.

     "Transition Agreement" means the Transition Agreement in the form attached hereto as Exhibit P.

     "XTRA Intermodal" means XTRA Intermodal, Inc., a corporation formed under the laws of the State of Delaware and a wholly-owned subsidiary of Acquiror.

     "XTRA International" means XTRA International Ltd., a corporation formed under the laws of the State of Delaware and a wholly-owned subsidiary of Acquiror.

     "XTRA Lease" means XTRA Lease, Inc., a corporation formed under the laws of the State of Delaware and a wholly-owned subsidiary of Acquiror.

     Certain terms used principally in Section 1.07 of this Agreement are defined in that Section. The plural of any defined term shall have a meaning correlative to such defined term.

     1.02. Purchase and Sale of Sale Assets; Assumption of Liabilities. Subject to the terms and conditions of this Agreement, at the Closing:

               (a) The Sellers will sell, transfer, convey, assign and deliver to Acquiror and/or other entities designated by Acquiror, and Acquiror and/or such other entities designated by Acquiror shall purchase, acquire and accept from the Sellers, the Sellers' right, title and interest in and to all of the Sale Assets (subject to the Permitted Liens). It is the intent of the parties that Exhibit A shall include all of the Company's assets used in the Container Operations (other than the Excluded Assets) as of June 28, 1995, including, among other things, all of the marine containers owned or leased by the Company as of June 28, 1995. The Company will prepare and present not later than two business days prior to the Closing an Exhibit A listing all Containers as of such date and which separately reflects containers added or deleted since March 31, 1995 (the "Exhibit A"). To the extent that any of the Company's marine containers do not appear on Exhibit A hereto but are discovered after the Closing Date, and to the extent that the sale of such containers is not otherwise provided for herein, the Company hereby agrees to sell and the Acquiror agrees to purchase such marine containers at a price (the "Repurchase Price") equal to the original purchase price of any such containers less depreciation to (i) the Closing Date, if Acquiror had use or possession of such container as of the Closing, or (ii) the date of purchase of such container by Acquiror, if Acquiror did not have use or possession of such container as of the Closing.

               (b) The Acquiror shall assume and become responsible for all of the Assumed Liabilities. The parties acknowledge that Acquiror is not assuming any liabilities except the Assumed Liabilities specifically assumed hereunder or assumed pursuant to agreements executed in connection herewith.

     EXCEPT FOR SPECIFIC REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, THE CONTAINERS, THE COMPUTER HARDWARE AND SOFTWARE AND INTELLECTUAL PROPERTY RIGHTS OF THE COMPANY AND MNC INCLUDED IN THE SALE ASSETS ARE BEING SOLD ON AN "AS IS, WHERE IS" BASIS AND THE SELLERS MAKE NO WARRANTIES, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS OR OTHERWISE WITH RESPECT TO THE CONTAINERS WHICH EXTEND BEYOND THE AFORESAID SPECIFIC REPRESENTATIONS AND WARRANTIES.

     1.03. Consideration. Subject to the terms and conditions of this Agreement, in reliance on the representations, warranties and agreements of the Sellers contained herein, and in consideration of the sale, assignment, transfer and delivery of the Sale Assets referred to in Section 1.02 hereof:

     1.03(a). Acquiror will deliver, or cause to be delivered, to the Company at the Closing (A) $350,000,000, subject to adjustment in accordance with the provisions of Section 1.07 hereof, (B) the Initial Transfer Tax Payment, and
(C) $7,471,000 (the "Purchase Price Adjustment Deposit") (which amount shall be considered an advance deposit by Acquiror in respect of the purchase price adjustment provided for in Section 1.07), which amounts will be paid by wire transfer in immediately available funds to a bank account designated by the Company.

     1.03(b). The consideration referred to in Section 1.03(a)(A) plus the Assumed Liabilities (to the extent taken into account for federal income tax purposes) shall be allocated among the Sale Assets set forth on Exhibit A. In the event of an adjustment to the consideration as a result of the application of Section 1.07 hereof, the parties shall, within 30 days following the resolution of such adjustment, endeavor to adjust the allocation of consideration in Exhibit A to reflect the revised consideration. The parties agree to prepare all Tax Returns and reports consistently with all allocations upon which the parties agree, and not to take an inconsistent Tax position
without the consent of the other party.   None of the consideration referred to
in Section 1.03(a)(A) shall be allocated to the license referred to in Section
1.06 of this Agreement.

     1.04. Assignment and Assumptions of Contracts. In connection with the purchase and sale of the Sale Assets as described in Section 1.02, the Company agrees to assign to Acquiror, and Acquiror agrees to assume and perform the Container Leases, the Container Purchase Commitments, the Operating Leases, the Property and Office Leases, the Agency Agreements, the Depot Agreements, the Employment Agreements, the Software Agreements (to which the Company is a party) and the Miscellaneous Commitments. In connection with the sale of the Sale Assets described in Section 1.02, MNC agrees to assign to Acquiror, and with respect to the Container Leases, cause the MNC Subsidiaries to assign to Acquiror, and Acquiror agrees to assume and perform, the Container Leases and the Software Agreements (to which MNC is a party).

     1.05. Closing 1.05. Closing. Subject to the satisfaction or waiver of the conditions to closing set forth in Articles VII and VIII, the Closing of the transactions contemplated by this Agreement will take place at the offices of Gibson, Dunn & Crutcher, One Montgomery Street, San Francisco, California on June 30, 1995, at 7:00 A.M., local time, or at such other time and place as may be agreed upon by the parties hereto.

     1.05(a). At the Closing, (I) the Company will deliver to Acquiror (i) a duly executed Bill of Sale; (ii) (intentionally omitted); (iii) a duly executed counterpart of each of the Assignment and Assumption Agreements, the License Agreement, the Non-Competition Agreement and the Transition Agreement; (iv) (intentionally omitted); (v) an assignment of all guarantees, manufacturers' warranties, uncollected warranty claims and letters of credit, if any, relating to the Sale Assets (other than letters of credit entered into by the Company in connection with Container Purchase Commitments that are not assumed by the Acquiror in connection with the Closing); (vi) executed copies of the consents referred to in Section 8.06 hereof that have been obtained; (vii) the opinions of counsel referred to in Section 8.05 hereof; (viii) all such other deeds, documents, certificates, assignments, agreements and other instruments as, in the reasonable opinion of Acquiror's counsel, are necessary to vest in Acquiror good and marketable title to the Sale Assets; (ix) duly executed stock assignments with respect to all of the shares of capital stock of the Subsidiaries owned by the Company; and (x) all other previously undelivered documents required to be delivered by the Sellers to Acquiror at or prior to the Closing in connection with the transactions contemplated by this Agreement,
(II) MNC will deliver to Acquiror (i) duly executed stock assignments with respect to all of the shares of capital stock of the Foreign Subsidiaries owned by MNC; and (ii) a duly executed counterpart of each of the Software Transfer Agreement with respect to the Software Agreements to which MNC is a party, the Assignment and Assumption of Container Leases, the License Agreement, the Non-Competition Agreement and the Office Sublease; and (III) MNC will cause the MNC Subsidiaries to deliver to Acquiror duly executed counterparts of the Assignment and Assumption of Container Leases.

     1.05(b). At the Closing, there will be delivered to the Sellers by Acquiror (i) a duly executed counterpart of each of the Assignment and Assumption Agreements, the License Agreement, the Non-Competition Agreement, the Transition Agreement and the Office Sublease; (ii) the consideration referred to in Section 1.03(a)(A), the Initial Transfer Tax Payment referred to in Section 1.03(a)(B) hereof and the Purchase Price Adjustment Deposit; (iii) executed copies of the consents referred to in Section 7.07 hereof; (iv) the opinions of counsel referred to in Section 7.06 hereof; and (v) all other previously undelivered documents required to be delivered by Acquiror to the Sellers at or prior to the Closing in connection with the transactions contemplated by this Agreement.

    1.06. Matson Trademarks and Trade Names. The Sellers shall grant to Acquiror for a maximum period of fifteen years from the date of the Closing, on a nonexclusive basis without charge, a license to use the name "Matson" and any derivation thereof or logo,trademark or tradename owned by the Sellers (the "Names" and "Marks") on the Containers included in the Sale Assets or on any containers that are acquired by Acquiror following the Closing pursuant to the Container Purchase Commitments or acquired pursuant to Section 5.07 of the Company Disclosure Schedule, to the extent the Names and Marks appear on such Containers as of the date of the Closing or the date of purchase by Acquiror (with respect to Containers acquired following the Closing pursuant to Container Purchase Commitments or acquired pursuant to Section 5.07 of the Company Disclosure Schedule), as applicable, but only for use so long as the Names or Marks remain on such Containers. Such license shall be substantially in the form attached hereto as Exhibit L. The Sellers shall irrevocably assign to Acquiror the prefix "MLCU". Sellers agree that they will not assign or grant during the term of the Non-Competition Agreement the right to use the Names and Marks to a purchaser or licensee for use in connection with a container leasing business, except to the extent the Company is permitted to engage in the Container leasing business pursuant to the Non-Competition Agreement. In the event Acquiror sells any of the Containers to a party other than an Affiliate, it shall remove, at its own expense, the Names and Marks from such Containers. From and after the Closing, the Acquiror shall cause each of the Foreign Subsidiaries to cease the use of the Names and Marks in connection with their respective businesses, and, Acquiror shall use its best efforts to cause, within 30 days following the Closing, each of the Foreign Subsidiaries to change its corporate name to a name that does not include the Names or Marks. To the extent that there exists any inconsistency between the provisions of this Section 1.06 and the provisions of the License Agreement, the provisions of the License Agreement shall govern. Acquiror acknowledges that except as contemplated by the License Agreement, any license with respect to the Names and Marks between the Sellers, on the one hand, and any Subsidiary, on the other hand, shall terminate as of the Closing.

     1.07.  Adjustments to Consideration.

     1.07(a) Preparation of Consolidated Statement of Net Assets.

          (i) Within 90 days after the Closing Date, Acquiror will prepare and deliver to the Sellers a Consolidated Statement of Net Assets for the Company and its subsidiaries as of the close of business on the Closing Date, which shall be audited by Arthur Andersen LLP, the independent public accountants of Acquiror.

          (ii) If the Company has no objections to the Consolidated Statement of Net Assets prepared and delivered by the Acquiror pursuant to Section 1.07(a)(i), it shall so notify Acquiror, and the Consolidated Statement of Net Assets shall become final on the date the Company provides such notice. If the Company has any objections to the Consolidated Statement of Net Assets delivered by Acquiror, it will deliver a detailed statement describing its objections to the calculation of any item on the Consolidated Statement of Net Assets to Acquiror within 30 days after receiving such Consolidated Statement of Net Assets. The Company, and its independent certified public accountants, Deloitte & Touche LLP, shall, during the period between the delivery by Acquiror of the Consolidated Statement of Net Assets and the final resolution of any dispute relating thereto, be permitted to have access to, examine and make copies of all books and records (including but not limited to correspondence, memoranda, books of account and the like) in the possession of Acquiror relating to the Sale Assets and, upon execution of the standard form indemnity letter of Arthur Andersen LLP, be permitted to review the working papers of Arthur Andersen LLP relating to such Consolidated Statement of Net Assets and shall have such access to the Acquiror's and Arthur Andersen LLP's personnel as may be reasonably necessary to permit Deloitte & Touche LLP to review in detail the manner in which such Consolidated Statement of Net Assets was prepared. Acquiror and Arthur Andersen LLP shall cooperate with the Company and Deloitte & Touche LLP in facilitating such review. If any matter cannot be resolved by the parties within 15 days following delivery of the Company's notice of objection, KPMG Peat Marwick LLP will be retained to resolve all remaining objections. Any determination shall be made by KPMG Peat Marwick LLP on the basis of such procedures as it, in its sole judgment, deems appropriate and expeditious, taking into account the nature of the issues, the amount in dispute and the positions asserted by the parties. KPMG Peat Marwick LLP shall not be required to follow any particular rules or procedures (except as provided in this Agreement), it being the intention of the parties to create a flexible, practical and expeditious method for resolving any disagreement hereunder. The parties may submit to such firm any fact or materials which they deem relevant to the determination. The determination of KPMG Peat Marwick LLP will be set forth in writing and will be conclusive, nonappealable and binding upon the parties hereto for all purposes.

          (iii) The parties shall pay the fees and expenses of their respective internal and independent accountants and personnel incurred pursuant to this Section 1.07(a). In the event the parties submit any unresolved objections to KPMG Peat Marwick LLP for resolution as provided in Section 1.07(a)(ii) above, Acquiror on the one hand and the Company on the other hand shall each bear equal responsibility for the fees and expenses of KPMG Peat Marwick LLP.

     1.07(b) Adjustments Resulting From The Consolidated Statements of Net Assets. The consideration described in Section 1.03(a)(A) will be adjusted as follows:

          (i) if the Net Assets of the Company and its Subsidiaries exceed $317,671,000, Acquiror will pay to Sellers an amount equal to such excess (the "Additional Purchase Price Amount") less an amount equal to the Purchase Price Adjustment Deposit, together with interest on the amount of such payment (but not on the Purchase Price Adjustment Deposit) from the Closing Date until the date of such payment at a floating rate of interest equal to the prime rate from time to time in effect as announced by Bank of America, N.A., by wire transfer or delivery of other immediately available funds within five business days after the date on which the Net Assets of the Company and its subsidiaries as reflected on the Consolidated Statement of Net Assets finally are determined pursuant to Section 1.07(a) above.

          (ii) if (a) the Net Assets of the Company and its Subsidiaries are less than $317,671,000, the Sellers will pay to Acquiror an amount equal to such deficiency plus an amount equal to the Purchase Price Adjustment Deposit, or (b) the Additional Purchase Price Amount is less than the Purchase Price Adjustment Deposit, the Sellers will pay to Acquiror an amount equal to such deficiency, in each case together with interest on the amount of such payment from the Closing Date until the date of such payment at a floating rate of interest equal to the prime rate from time to time in effect as announced by Bank of America, N.A., by wire transfer or delivery of other immediately available funds within five business days after the date on which the Net Assets of the Company and its subsidiaries as reflected on the Consolidated Statement of Net Assets finally are determined pursuant to Section 1.07(a) above.

     1.08. Accounts Receivable Proceeds. The Sellers hereby agree to remit, or assign any claims they may have with respect to, and to endorse to Acquiror any payment they receive after the Closing in respect of any accounts receivable included in the Sale Assets.

     1.09. Further Assurances. Subject to the provisions of Section 8.06, after the Closing, each party hereto shall from time to time, at the request of the other party and without further cost or expense to the other party, execute and deliver such other necessary instruments of conveyance and transfer and take such other necessary actions as the other party may reasonably request, in order to more effectively consummate the transactions contemplated hereby and to vest in the other party good and marketable title to the assets being transferred hereunder (including, without limitation, assistance in the collection or possession of any of such assets being transferred hereunder); provided, however, that nothing in this Section 1.09 shall require either party to expend funds, to commence litigation, or to grant or offer any accommodation (financial or otherwise) to any third party.

     1.10. CAVN and Jeuro Leases and Containers. (a) Acquiror agrees that from and after the Closing, it will cooperate fully with Sellers and will take such actions as Sellers may request in connection with (1) the collection of Sellers' monetary claims against CAVN and Jeuro for rents, costs of collection and all other amounts owing to Sellers on account of Operating Leases and the recovery of containers subject thereto (the "CAVN and Jeuro Containers"); and
(2) the preparation and collection of Sellers' claims under insurance policies as the result of losses incurred in connection with the foregoing. Sellers' agree to reimburse Acquiror, within 30 days of invoice therefor from Acquiror, for all out-of-pocket costs and expenses incurred by them at the request of the Sellers in connection with the foregoing. Acquiror shall promptly pay over to the Sellers any and all amounts that it may receive in respect of the CAVN and Jeuro Operating Leases.

     (b) The Sellers agree to reimburse Acquiror, within 30 days of invoice therefor from Acquiror, for all out-of-pocket costs and expenses incurred by Acquiror in connection with the recovery of the CAVN and Jeuro Containers, including, without limitation, all recovery costs, repatriation costs and repair costs with respect thereto, provided, however, that Acquiror shall have obtained Sellers' written approval prior to the incurrence of such costs and expenses and, provided, further, that should Sellers' approval of such costs and expenses be unreasonably withheld or delayed, Sellers shall repurchase, within 30 days of invoice therefor from Acquiror, such CAVN and Jeuro Container at the net book value of such CAVN and Jeuro Container as of the Closing.

     (c) Acquiror will deliver to the Company a bill of sale for any CAVN and Jeuro Container or any other Container for which no value is reflected on the Consolidated Statement of Net Assets as finally determined. If Sellers eventually recover any such Container, Sellers will sell and Acquiror will repurchase such Container at the Repurchase Price.

     1.11. Termination of Intercompany Arrangements. Concurrently with the Closing, the Sellers will cause to be terminated all existing contracts and agreements (other than Operating Leases), whether written or oral, between any Subsidiary, on the one hand, and the Company or MNC, on the other, including, without limitation, all service agreements and any and all licenses covering the Names or the Marks. Also concurrently with the Closing, the Sellers will cause to be terminated the sublease from MNC to the Company of office space at 333 Market Street in San Francisco, California.


                                   ARTICLE II

                                 RELATED MATTERS

     2.01. Confidentiality. Each party hereto will hold and will cause its consultants and advisors to hold in strict confidence,unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all documents and information concerning the other party furnished it by such other party or its representatives in connection with the transactions contemplated by this Agreement or prepared by it in connection with this Agreement and containing such information (except to the extent that such information can be shown to have been (i) previously known by the party to which it was furnished, (ii) in the public domain through no fault of such party or its directors, officers, employees, agents or advisors, or (iii) later lawfully acquired from other sources by the party to which it was furnished), and each party will not release or disclose such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors in connection with this Agreement who are made aware of the provisions of this Section 2.01. If the transactions contemplated by this Agreement are not consummated, such confidence shall be maintained except to the extent such information comes into the public domain through no fault of the party required to hold it in confidence, and such information shall not be used to the detriment of, or in relation to any investment in, the other party and all such documents (including copies thereof) shall be returned to the other party immediately upon the written request of such other party. Each party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar information. In the event that either party is requested or becomes legally compelled (by oral questions,interrogatories, requests for information or document subpoena, civil investigative demand or similar process) to disclose any such confidential information, such party will provide the other party with prompt written notice of such request(s) so that the other party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 2.01. In the event that such protective order or other remedy is not obtained,or that such party waives compliance with the provisions of this Section 2.01, the party that is subject to such request agrees that it will furnish only that portion of the confidential information that is legally required and will exercise its best efforts to obtain reliable assurances that confidential treatment will be accorded to that portion of the confidential information being disclosed. In the event the Closing does not occur and this Agreement is terminated in accordance with Section 12.01, for a period of two years following such termination, neither party will solicit any employee or officer of the other party to leave such employment with the other party.

     2.02.  Access to Books and Records.

     (a) The Company agrees that for a period equal to the greater of seven years or any applicable statute of limitations after the Closing, during normal business hours, it will permit the Acquiror and its auditors and attorneys, through their authorized representatives, to have access to and examine and make copies of all books and records (including but not limited to correspondence, memoranda, books of account, tax reports and returns and the like) of the Company relating to the Sale Assets and Container Operations and relating to events occurring prior to the Closing and to transactions or events occurring subsequent to the Closing which are related to or arise out of transactions or events occurring prior to such date.

     (b) The Acquiror agrees that for a period equal to the greater of seven years or any applicable statute of limitations after the Closing, during normal business hours, it will permit the Company and its auditors and attorneys, through its authorized representatives, to have access to and examine and make copies of all books and records (including but not limited to correspondence, memoranda, books of account, tax reports and returns and the like) of the Company relating to the Sale Assets and Container Operations and relating to events occurring prior to the date of the Closing and to transactions or events occurring subsequent to the Closing which are related to or arise out of transactions or events occurring prior to such date.

     (c) Each party will direct its employees to render any assistance which the other party may reasonably request in examining or utilizing records referred to in this Section 2.02. For a period equal to the greater or seven years or any applicable statute of limitations, each party agrees not to destroy at any time any files or records which are subject to this Section 2.02 without giving reasonable notice to the other party, and within 30 days of receipt of such notice, such other party may cause to be delivered to it the records intended to be destroyed, at such other party's expense.


                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

     Each of the Sellers, jointly and severally, hereby represents, covenants and warrants to Acquiror as follows:

     3.01. Corporate Organization, Etc. Each of the Sellers is a corporation duly organized, validly existing and in good standing under the laws of its respective state of incorporation, and has full corporate power and authority, directly or indirectly, to own the Sale Assets it now owns; and the Company is duly qualified or licensed to do business as a foreign corporation in good standing in the jurisdictions listed in Section 3.01 of the Company Disclosure Schedule, which are all the jurisdictions in which direct or indirect ownership of the Sale Assets or conduct of the Container Operations requires such qualification or, if it is not so qualified in any such jurisdiction, it can become so qualified in such jurisdiction without any material adverse effect upon the Sale Assets or Container Operations.

     3.02. Authorization, Etc. Each of the Sellers has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. Each of the Company and MNC will have taken all corporate action (including any necessary vote of its board of directors or stockholders) required by law, its charter documents, by-laws or otherwise to be taken by it to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and this Agreement is a valid and binding agreement of each of the Sellers enforceable in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. No other corporate action by Sellers is necessary to consummate the transactions contemplated hereby and any other substantially contemporaneous transactions involving the sale of assets when considered in the aggregate. Each of the MNC Subsidiaries has full corporate power and authority to enter into the Assignment and Assumption of Container Leases and to carry out the transactions contemplated thereby. Each of the MNC Subsidiaries has taken all action required by law, its charter documents and Bylaws or otherwise (including any Board of Director or shareholder action) to authorize the execution and delivery by such MNC Subsidiaries of the Assignment and Assumption of Container Leases and the consummation of the transactions contemplated thereby. The Assignment and Assumption of Container Leases, when executed and delivered by the MNC Subsidiaries, will be the valid and binding agreement of the MNC Subsidiaries, enforceable in accordance with its terms except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     3.03. No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate any provision of the charter or by-laws of any of the Sellers, any subsidiary of the Company or any MNC Subsidiary, or, except as specified in Section 3.03 of the Company Disclosure Schedule, violate, or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any security interest, lien or other encumbrance upon any of the Sale Assets under, any material agreement or commitment to which any of the Sellers, any subsidiary of the Company or any MNC Subsidiary is a party or by which any of the Sellers, any subsidiary of the Company or any MNC Subsidiary is bound, or to which any of the Sale Assets is subject, or violate in any material respect any statute or law or violate any judgment, decree, order, regulation or rule of any court or governmental authority.

     3.04. Financial Statements. The Company has delivered to Acquiror (a) the audited consolidated balance sheets of the Company and its subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, stockholder's equity, and consolidated statements of cash flows for the two years ended December 31, 1994, certified in each case by Deloitte & Touche LLP, independent certified accountants, (the "Audited Financial Statements") and (b) the unaudited consolidated balance sheet of the Company and its subsidiaries at March 31, 1995, and the related unaudited consolidated statements of income and cash flows for the three-month period then ended. The financial information referred to in clause (a) and clause (b) of this Section
3.04 are collectively referred to in this Agreement as the "Financial Statements". The Financial Statements (including the notes thereto) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis through-out the periods covered thereby, and present fairly the financial condition of the Company and its subsidiaries as of such dates and the results of operations of the Company and its subsidiaries for the periods specified therein; provided, however, that the Financial Statements for the three-month period ended March 31, 1995 are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items.

     3.05. Interim Operations. Except as reflected on the Financial Statement for the period ended March 31, 1995, since December 31, 1994, the Container Operations have been conducted only in the ordinary and usual course of business consistent with past practice and there has not been any material adverse change in the financial condition of the Container Operations or the financial condition or results of operations or business of the Company, other than adverse changes, if any, that resulted solely from the announcement of the transactions contemplated by this Agreement. Since March 31, 1995, the Sale Assets have not been materially affected in any way as a result of flood, fire, explosion or other casualty (whether or not covered by insurance) or by any customer or supplier default. Except as set forth in Section 3.05 of the Company Disclosure Schedule, the Sellers are not aware of any circumstances that, prior to the Closing, have resulted, or would reasonably be expected to result in, a material adverse change in the Container Operations.
Without limiting the generality of the foregoing, except as set forth on
Section 3.05 of the Company Disclosure Schedule, disclosed pursuant to
Section 3.17, or as set forth below, since March 31, 1995:

          (i) none of the Company and its subsidiaries has sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than in the ordinary course of business;

          (ii) none of the Company and its subsidiaries has entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $500,000 or outside the ordinary course of business;

          (iii) no party (including any of the Company and its subsidiaries) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $500,000 to which any of the Company and its subsidiaries is a party or by which any of them is bound, except for terminations of contracts in accordance with their terms or as contemplated by this Agreement and modifications of agreements in the ordinary course of business, none of which (individually or in the aggregate) is materially adverse to the Company or the Container Operations;

          (iv) none of the Company and its subsidiaries has delayed or postponed the payment of accounts payable and other liabilities, in either case totaling in excess of $500,000 outside the ordinary course of business;

          (v) none of the Company and its subsidiaries has canceled, compromised, waived, or released any right or claim (or series of related rights and claims) other than in the ordinary course of business consistent with past practices;

          (vi) none of the Company and its subsidiaries has experienced any damage, destruction or loss (whether or not covered by insurance) to its property other than damage, destruction or loss incurred the ordinary course of business;

          (vii) none of the Company and its subsidiaries has entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any such existing contract or agreement, except for employment arrangements entered into in the ordinary course of business that are terminable at will by the Company without penalty;

          (viii) none of the Company and its subsidiaries has granted any increase in the base compensation of any of its officers or employees, or adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its officers or employees, or any other change in employment terms for any of its officers and employees;

          (ix) Since May 31, 1995, none of the Company and its Subsidiaries has granted any options to purchase Containers; and

          (x) none of the Company and its subsidiaries has committed to any of the foregoing.

     3.06. Title to Properties; Encumbrances. MNC has or will have as of the Closing Date, good, valid and marketable title to the capital stock of the Foreign Subsidiaries shown as owned by MNC on Exhibit A. The Company and/or its Subsidiaries and/or the MNC Subsidiaries, have, or will have as of the Closing Date, good, valid and marketable title to, or a valid leasehold interest in, all the Sale Assets and except as set forth in Section 3.06 of the Company Disclosure Schedule, all Sale Assets are free and clear of all title defects, liens, claims, charges, security interests, restrictions on transfer, or any other encumbrances of any nature whatsoever including, without limitation, leases, chattel mortgages, conditional sales contracts, collateral security arrangements and other title or interest retention arrangements, except for Permitted Liens. Neither the Company nor any Subsidiary thereof owns, or has ever owned, any real property. Each of the Containers has been validly issued all cargo container prototype test certificates and cargo container production certificates. The representations and warranties in this
Section 3.06 shall not be deemed to cover any matters relating to Software, Software Agreements or Intellectual Property Rights, which are the subject of
Section 3.24.

     3.07. Contracts and Leases. Section 3.07 of the Company Disclosure Schedule contains an accurate and complete listing of all contracts, leases, agreements or understandings, whether written or oral, providing for payments or involving the provision of consideration in excess of $100,000 (collectively, the "Commitments") to which the Company, or any Subsidiary of the Company, is a party which relate to or affect the Sale Assets or by which any of the
Sale Assets or any purchaser thereof may be bound or which are included in the Assumed Liabilities. Except as set forth in Section 3.07 of the Company Disclosure Schedule, each Commitment is valid, binding and enforceable in accordance with its terms in all material respects, except that (A) such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, equity of redemption or other similar laws now or hereafter in effect relating to creditors' rights generally, and (B) general principles of equity, regardless of whether applied in proceedings in equity or at law; and that each Commitment is in full force and effect; there are no existing material defaults by the Company, any Subsidiary of the Company or any MNC Subsidiary, thereunder; and no event of default has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a material default by the Company, or any Subsidiary of the Company or any MNC Subsidiary, thereunder. Prior to the Closing, Sellers will have delivered to Acquiror true and complete original or copies of, or true and complete descriptions of, all Commitments. Except as set forth in Section 3.07 of the Company Disclosure Schedule, no event has occurred under any tax indemnity agreement included in the Sale Assets and/or Assumed Liabilities to which the Company or any MNC Subsidiary is a party relating to the Container Operations (including the Container Leases) which would cause the Company, any Subsidiary of the Company or any MNC Subsidiary to incur liability under any such agreement. The representations and warranties in this Section 3.07 shall not be deemed to cover any matters relating to Software, Software Agreements or Intellectual Property Rights, which are the subject of Section 3.24.

     3.08. Litigation. Except as set forth in Section 3.08 of the Company Disclosure Schedule, there is no material action, suit, inquiry, proceeding or investigation by or before any court or governmental or other regulatory or administrative agency or commission pending or, to the knowledge of the Sellers, threatened against any of the Sellers, any Subsidiary of the Company or any MNC Subsidiary, which relates to the Sale Assets or Container Operations, or which questions or challenges the validity of this Agreement or any action taken or to be taken by any of the Sellers or any MNC Subsidiary pursuant to this Agreement or in connection with the transactions contemplated hereby. None of the Sellers, nor any Subsidiary of the Company nor any MNC Subsidiary, is subject to any judgment, order or decree entered in any lawsuit or proceeding which may have a material adverse effect on the Sale Assets or the Container Operations.

     3.09. Consents and Approvals of Governmental Authorities. Except for requirements of the HSR Act and any consents, approvals or authorizations required to be obtained by the Acquiror solely as a result of the Acquiror's participation in this transaction, or as set forth in Section 3.09 of the Company Disclosure Schedule, no consent,approval or authorization of any United States, or to the knowledge of the Sellers, foreign, governmental or regulatory authority is required in connection with the execution, delivery and performance of this Agreement by the Sellers or the consummation of the transactions by them contemplated hereby. Sellers have made all filings which are required under the HSR Act.

     3.10. Consents. Except as set forth in Section 3.10 of the Company Disclosure Schedule, no consent of any person which has not been obtained (other than any consents to the assignment of Commitments which are not Designated Commitments) is necessary to the consummation of the transactions by the Sellers and the MNC Subsidiaries contemplated hereby, including, without limitation, consents from parties to loans, contracts, leases or other agreements. The representations and warranties in this Section 3.10 shall not be deemed to cover any matters relating to Software, Software Agreements or Intellectual Property Rights, which are the subject of Section 3.24.

     3.11. Compliance with Law. Except as set forth in Section 3.11 of the Company Disclosure Schedule, the Container Operations have been conducted in all material respects in accordance with all applicable material laws, regulations and other requirements of all United States (or to the knowledge of the Sellers, foreign) governmental authorities, and of all states, munici-palities and other political subdivisions and agencies thereof, having jurisdiction over any of the Sellers and any Subsidiary of the Company, or Sale Assets, including, without limitation, all such laws, regulations and require-ments relating to antitrust, consumer protection,currency exchange, equal opportunity, health, occupational safety, pension, securities and trading-with-the-enemy matters, except, in each case, such incidents of non-compliance that individually or in the aggregate, would not have a material adverse effect on the Container Operations or would give rise to any liability on the part of the Acquiror. None of the Company, nor any Subsidiary of the Company, has received any notification of any asserted present or past failure by the Company, or any Subsidiary of the Company, to comply with such laws, rules or regulations, except, in each case, such incidents of non-compliance that individually or in the aggregate, would not have a material adverse effect on the Container Operations or would give rise to any liability on the part of Acquiror.
Without limiting the foregoing, to the knowledge of the Sellers, the Containers have been manufactured, maintained, repaired and operated and are marked in accordance with prevailing industry standards in all material respects. The representations and warranties contained in this Section 3.11 shall not be deemed to cover any matters relating to Environmental Laws or Taxes, which are the subject of Sections 3.16 and 3.19, respectively.

     3.12. Good Title Conveyed. The Company and MNC have complete and unrestricted power and the unqualified right to sell, assign, transfer and deliver to Acquiror, and upon consummation of the transactions contemplated by this Agreement, Acquiror will acquire, good, valid and marketable title to, or valid leasehold interests in, the Sale Assets, free and clear of all mortgages, pledges, liens, security interests, encumbrances or charges of any kind, except for Permitted Liens and those listed in Section 3.06 of the Company Disclosure Schedule or as contemplated by Section 3.06 and except that all of Sellers' representations to the Acquiror in this Agreement regarding title to the capital stock of the Foreign Subsidiaries and the legal requirements of any non-United States jurisdiction applicable to the assignment to the Acquiror of the capital stock of the Foreign Subsidiaries and/or the effect of non-compliance with such laws, is to the knowledge of the Sellers. The Bill of Sale and the deeds, endorsements, assignments, other agreements and other instruments to be executed and delivered to Acquiror by the Sellers at the Closing will be valid and binding obligations of the Sellers enforceable in accordance with their terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought and (iii) except that all of Sellers' representations to the Acquiror in this Agreement regarding the validity, binding nature or enforceability of any such documents of assignment to Acquiror of the capital stock of the Foreign Subsidiaries, or the legal requirements of any non-United States jurisdiction applicable to the assignment to the Acquiror of the capital stock of the Foreign Subsidiaries and/or the effect of non-compliance with such laws, is to the knowledge of the Sellers. The representations and warranties in this Section 3.12 shall not be deemed to cover any matters relating to Software, Software Agreements or Intellectual Property Rights, which are the subject of Section 3.24.

     3.13. Brokers and Finders. Neither the Sellers, nor any of their subsidiaries, nor any of their officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement which could result in any liability being imposed on Acquiror.

     3.14. Insider Interests. No officer or director of any of the Sellers, or any of their subsidiaries, has any material interest in any property, real or personal, tangible or intangible, including without limitation, inventions, patents, trademarks or trade names, used in or pertaining to the Sale Assets.

     3.15. Insurance. Section 3.15 of the Company Disclosure Schedule contains an accurate and complete description of all forms of insurance owned or held by the Company with respect to any of the Sale Assets. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been or will be paid, and no notice of cancellation or termination has been received with respect to any such policy.

     3.16. Environmental Matters, Etc. Except as set forth in Section 3.16 of the Company Disclosure Schedule, the Company and each of its Subsidiaries, and any currently or formerly leased real properties of the Company and its Subsidiaries, is in compliance in all material respects with all United States federal, state, local or, to the knowledge of the Sellers, foreign law, rules, regulations or legal requirements relating to (A) releases or threatened releases of Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C)pollution or protection of the environment or the protection of human health or safety ("Environmental Laws"), and any other applicable United States federal, state, local or, to the knowledge of the Sellers, foreign law, statute, ordinance, code, order, rule, regulation, resolution or promulgation, or any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any governmental authority, or any license, franchise, permit, or similar right granted under any of the foregoing ("Legal Requirements"), relating to environmental, natural resource, or health and safety matters, except such as have not had and will not have a material adverse effect upon the Container Operations, business, assets or financial condition of the Company and its subsidiaries considered as a whole, except that the Sellers make no representation herein with respect to the compliance with Environmental
Laws or Legal Requirements by any past or present lessee of Containers, depot operator or manufacturer of Containers, including, but not limited to, any issues of compliance arising in connection with any such person's (a) manufacture of Containers, (b) storage of Containers, (c) transportation of substances in Containers and/or (d) cleaning or repair (or failure to clean or repair) of Containers. Except as set forth in Section 3.16 of the Company Disclosure Schedule, there is no claim, action, cause of action or suit, arbitration, proceeding or, to the knowledge of the Sellers, investigation by or before any governmental authority pending (or to Sellers' knowledge, threatened) against the Company or any of its Subsidiaries, in respect of (i) noncompliance with any Environmental Laws or any such Legal Requirements, (ii) personal injury, wrongful death, other tortious conduct, or the existence of any nuisance relating to materials, commodities or products held, used, sold, transferred, manufactured, released or disposed of, or (iii) the presence or release or threatened release into the environment of any Hazardous Substance whether or not generated by the Company or any of its subsidiaries or located at or about or emanating from or to a site included in the premises covered by the Property and Office Leases or any of the property heretofore leased, except that the Sellers make no representation herein with respect to the compliance with Environmental Laws or Legal Requirements by any past or present lessee of Containers, depot operator or manufacturer of Containers, including, but not limited to, any issues of compliance arising in connection with any such person's (a) manufacture of Containers (b) storage of Containers, (c) transportation of substances in Containers and/or (d) cleaning or repair (or failure to clean or repair) of Containers. To the knowledge of the Sellers, no event has occurred or condition exists or operating practice is being employed in the Container Operations that will give rise to any liability, loss, damage, claims, awards, assessments, amounts paid in settlement, fines and penalties, costs and expenses, on the part of the Acquiror either at the present or at any future time under any Environmental Laws, or otherwise resulting from or relating to the handling, storage, use, transportation or disposal of any Hazardous Substance by or on behalf of the Sellers, or any subsidiary of the Company, or any of their respective predecessors or otherwise in their respective properties, except that the Sellers make no representation herein with respect to the compliance with Environmental Laws or Legal Requirements by any past or present lessee of Containers, depot operator or manufacturer of Containers, including, but not limited to, any issues of compliance arising in connection with any such person's (a) manufacture of Containers, (b) storage of Containers, (c) transportation of substances in Containers and/or (d) cleaning or repair (or failure to clean or repair) of Containers.

     Neither the Container Operations, nor any of the Sale Assets, are subject to, or as a result of the transactions contemplated by this Agreement, would be subject to, the requirements of any Environmental Laws which require notice or disclosure to any governmental agency, cleanup or approval prior to transfer of such Sale Assets or Container Operations or which would impose liens on such Assets, except that the Sellers make no representation herein with respect to the compliance with Environmental Laws or Legal Requirements by any past or present lessee of Containers, depot operator or manufacturer of Containers, including, but not limited to, any issues of compliance arising in connection with any such person's (a) manufacture of Containers (b) storage of Containers,
(c) transportation of substances in Containers and/or (d) cleaning or repair (or failure to clean or repair) of Containers. Section 3.16 of the Company Disclosure Schedule lists all environmental audits, inspections, assessments, investigations or similar reports in the Company or any Subsidiary of the Company's possession or of which the Company or any Subsidiary is aware relating to the Container Operations or compliance of the same with applicable Environmental Laws. For purposes of this Section 3.16, the term "Hazardous Substance" means any chemical substance, including but not limited to any: (i) pollutant, contaminant, chemical, raw material, intermediate, product, by-product, construction debris; (ii) industrial, solid, toxic or hazardous substances, material or waste, (iii) petroleum or any fraction thereof; (iv) asbestos or asbestos-containing material; (v) polychlorinated biphenyls; (vi) chlorofluorocarbons; and, (vii) any other substance, material or waste which is identified or regulated under any Environmental Law.

     3.17. Employees. The Company has provided to Acquiror (by letter dated the date hereof) an accurate and complete list of all employees employed by the Company and any Subsidiary of the Company in connection with the Container Operations ("Employees") as of the date hereof setting forth the rate, character and amount of any compensation and benefits then payable to each such Employee, including identification of any changes in such terms since March 31, 1995.

     3.18. Employee Benefits; ERISA. No event has occurred that has resulted, or could reasonably be anticipated to result, in the assertion of any withdrawal liability or related lien under Title IV of ERISA against any Subsidiary or Acquiror.

     3.19. Taxes. Except as set forth in Section 3.19 of the Company Disclosure Schedule to the knowledge of Seller:

     (a) Within the applicable time periods therefor (including any valid extensions) each of the Subsidiaries and Branches has timely filed (or there was filed on its behalf) all Tax Returns that were required to be filed. No Subsidiary or Branch is delinquent in the payment of any Taxes of such Subsidiary or Branch (whether or not shown on any Tax Return). None of the Subsidiaries or Branches currently is the beneficiary of any extension of time within which to file any Tax Return or pay any Tax.

     (b) Each of the Subsidiaries and Branches has withheld and paid to the appropriate taxing authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

     (c) There is no dispute or claim concerning any Tax liability of the Subsidiaries or Branches either (A) claimed or raised by any taxing authority in writing or (B) as to which Sellers and any director, officer or employee responsible for Tax matters of the Sellers has knowledge based upon personal contact with any agent of such taxing authority, which, if adversely determined, would have a material adverse effect on the Container Operations. Section 3.19 of the Company Disclosure Schedule lists all Tax Returns of the Subsidiaries or the Branches that are currently the subject of audit and indicates those jurisdictions in which the Company, the Subsidiaries and Branches currently file consolidated, combined or unitary Tax Returns.

     (d) None of the Subsidiaries or Branches has waived any statute of limitations in respect of Taxes nor agreed to any extension of time with respect to a Tax assessment or deficiency. Other than as listed in Section 3.19 of the Sellers Disclosure Schedule, there are no powers of attorney with respect to Taxes of the Subsidiaries or Branches currently in force.

     (e) There are no tax sharing agreements between any of the Subsidiaries and the Sellers.

     3.20. Prohibited Foreign Trade Practices Act; Sensitive Payments. To the knowledge of the Sellers, the Company and its Subsidiaries are in compliance with the Prohibited Foreign Trade Practices Act with the respect to the Container Operations, and have no "sensitive" receipts or disbursements, which are defined to mean the following types of transactions: (i) illegal receipts from or payments to governmental officials or employees; (ii) commercial bribes or a kickbacks; (iii) amounts disbursed or received with an understanding that rebates or refunds will be made in contravention of the laws of any nation or other jurisdiction; (iv) illegal political contributions; or (v) payments of commitments, regardless of form, made with the knowledge or under circumstances that would indicate that all or part thereof is to be paid ultimately to or for the benefit of governmental officials or employees or as an influence payment or kickback.

     3.21. Subsidiaries. Section 3.21 of the Company Disclosure Schedule sets forth for each Subsidiary of the Company (i) its name and jurisdiction of incorporation and (ii) the number of issued and outstanding shares of its capital stock, the name of each holder thereof and the number of shares held by each such holder. PICC and, to the Sellers' knowledge, each Foreign Subsidiary listed on the Company Disclosure Schedule is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. PICC and, to the Sellers' knowledge, each Foreign Subsidiary is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to be so qualified would not have a material adverse effect on the Container Operations. PICC and, to the Sellers' knowledge, each Foreign Subsidiary has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the business in which it is engaged and to own and use the properties owned, leased and used by it, except where the absence of the license, permit or authorization would not have a material adverse effect on the Container Operations. Sellers have delivered to Acquiror correct and complete copies of the charter and by-laws, or other constituent documents, of each Subsidiary of the Company, as amended to date. All of the issued and outstanding shares of capital stock of PICC and, to the Sellers' knowledge, each Foreign Subsidiary have been duly authorized and are validly issued, fully paid and nonassessable. Except as set forth in Section 3.17 of the Company Disclosure Schedule, one or both of the Sellers, or a direct Subsidiary of the Company, holds of record and owns beneficially all of the outstanding shares of PICC and, to the Sellers' knowledge, each Foreign Subsidiary, free and clear of any restrictions on transfer, taxes, security interest, options, warrants, purchase rates, contracts, commitments, equities, claims, and demands. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that would require any of PICC or, to the Sellers' knowledge, the Foreign Subsidiaries of the Company to sell, transfer, or otherwise dispose of any capital stock of any of PICC or, to the Sellers' knowledge, the Foreign Subsidiaries or that could require PICC or, to the Sellers' knowledge, any Foreign Subsidiary to issue, sell, or otherwise cause to become outstanding any of its own capital stock (other than this Agreement). There are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to PICC or, to the Sellers' knowledge, any Foreign Subsidiary. Except as set forth in Section 3.21 of the Company Disclosure Schedule, there are no voting trust, proxies or other agreements or understandings with respect to the voting of any capital stock of PICC or, to the Sellers' knowledge, any Foreign Subsidiary. The minute books, the stock certificate books, and the stock record books of PICC and, to the Sellers' knowledge, the Foreign Subsidiary are correct and complete in all material respects. Neither PICC nor, to the Sellers' knowledge, any of the Foreign Subsidiaries is in default under or in violation of any provision of its charter or bylaws, except where the default or violation would not have a material adverse effect on the Container Operations. Neither the Company nor any Subsidiaries of the Company controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust or other business association which is not a Subsidiary, direct or indirect, of the Company.

     3.22. Condition of Containers. Exhibit A correctly and completely sets forth, with respect to each container included thereon, the name of manufacturer, the year of acquisition, dimensions, number of units, original cost and accumulated depreciation. At the Closing Date, each Container will be in a condition which complies in all material respects with applicable industry standards sufficient to allow such Container to be used in the Container Operations, or will be subject to an Operating Lease which requires such Container to be in a condition substantially equivalent to such standards upon delivery at termination or expiration of such Operating Lease. All of the Containers were newly manufactured when originally purchased by the Company.

     3.23.  Purchase Option; Operating Lease Agreements.   Except as set forth
in Section 3.23 of the Company Disclosure Schedule and except for Permitted Liens, the Sellers are exclusively entitled to possess (a) at the date hereof, the Containers which are not currently on lease to customers and (b) at the expiration of the relevant Operating Leases, the Containers currently subject to Operating Leases. Except as set forth in Section 3.23 of the Company's Disclosure Schedule, there are no options to purchase any Containers or rights of renewal with respect to any Operating Lease.

     3.24.  Software; Intellectual Property.   To the Sellers' knowledge, the
Sellers have good, valid and marketable title to the Software. To the Sellers' knowledge, the Sellers have complete and unrestricted power and the unqualified right to sell, assign, transfer and deliver to Acquiror, and, to the Sellers' knowledge, upon consummation of the transaction contemplated by this Agreement, Acquiror will acquire good, valid and marketable title to the Software and the Software Agreements, free and clear of all mortgages, pledges, liens, security interests, encumbrances or charges of any kind, except for Permitted Liens.
The Sellers have established procedures designed to ensure that (i) any Software developed by or on behalf of the Sellers did not infringe on the intellectual property rights of third parties, and (ii) the Sellers received good, valid and marketable title to all Software developed on their behalf, free and clear of any adverse claims or rights; and, to the Sellers' knowledge, such procedures have been followed.


                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF ACQUIROR

     Acquiror hereby represents, covenants and warrants to the Sellers as follows:

     4.01. Corporate Organization. Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Maine. Each of the Acquiror Entities is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized.

     4.02. Authorization, Etc. Acquiror has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The Board of Directors of Acquiror has taken all action required by law, its Certificate of Incorporation and By-Laws or otherwise to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and this Agreement has been duly executed and delivered and is a valid and binding agreement of Acquiror enforceable in accordance with its terms except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Each of the Acquiror Entities has full corporate power and authority to enter into the Assignment and Assumption Agreement to which it will be a party and to carry out the transactions contemplated thereby. The Board of Directors of each of the Acquiror Entities has taken all action required by law, its charter documents and Bylaws or otherwise to authorize the execution and delivery by such Acquiror Entity of the Assignment and Assumption Agreement to which it will be a party and the consummation of the transactions contemplated thereby. The Assignment and Assumption Agreements, when executed by the Acquiror Entities, will be valid and binding agreement of the Acquiror Entities party thereto, enforceable in accordance with their terms except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     4.03. No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate any provisions of the Certificate of Incorporation or By-Laws of Acquiror or any of the Acquiror Entities, or violate, or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any security interest, lien or other encumbrance upon any property or assets of Acquiror or any of the Acquiror Entities under, any material agreement or commitment to which Acquiror or any of the Acquiror Entities is a party or by which Acquiror or any of the Acquiror Entities is bound, or to which the property of Acquiror or any of the Acquiror Entities is subject, or violatein any material respect any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority.

     4.04. Consents and Approvals of Governmental Authorities. Except for requirements of the HSR Act, no consent, approval or authorization of any governmental or regulatory authority is required in connection with the execution, delivery and performance of this Agreement by Acquiror or the consummation of the transactions by it contemplated hereby.

     4.05.  Litigation.   There is no material action, suit, inquiry,
proceeding or investigation by or before any court or governmental or other regulatory or administrative agency or commission pending or, to the knowledge of Acquiror, threatened against Acquiror or any subsidiary which questions or challenges the validity of this Agreement or any action taken or to be taken by Acquiror or any of the Acquiror Entities pursuant to this Agreement or in connection with the transactions by Acquiror or any of the Acquiror Entities contemplated hereby.

     4.06.  Consents.   No consent of any person is necessary to the
consummation of the transactions by Acquiror or any of the Acquiror Entities contemplated hereby, including, without limitation, consents from parties to loans, contracts, leases or other agreements and consents from governmental agencies, whether federal, state or local.

     4.07. Brokers and Finders. Neither Acquiror nor any of the Acquiror Entities nor any of their officers, directors or employees has incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement which could result in any liability being imposed on Sellers.

     4.08. Availability of Funds. As of the Closing, Acquiror will have cash available or existing borrowing facilities which together are sufficient to enable it to consummate the transactions contemplated by this Agreement.

                                    ARTICLE V

                            COVENANTS OF THE SELLERS

     MNC and/or the Company, as applicable, hereby covenants and agrees with
     Acquiror:

     5.01. Full Access. The Company shall afford to Acquiror, its counsel, accountants and other representatives full access prior to the Closing Date to the depots, offices, properties, books and records of the Sellers in order that Acquiror may have full opportunity to make such investigations as it shall desire to make of the affairs of the Company with respect to the Sale Assets and Container Operations; provided, however, that any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of the business of the Company.

     5.02. Consents. Each Seller will use its best efforts, and will cause the subsidiaries of the Company to use their best efforts, to obtain, prior to the Closing, all consents necessary to be obtained by the Sellers, or any subsidiary of the Company, in connection with the consummation of the transactions contemplated hereby; provided, however, that such best efforts shall not include any requirement to expend funds, to commence litigation or to grant or offer any accommodation (financial or otherwise) to any third party. The Company covenants that the Commitments designated by an asterisk on
Schedule 3.07 (the "Designated Commitments") will be transferred and assigned to the Acquiror on the Closing Date and that the Company, or one or more of its Subsidiaries, as applicable, will have obtained, as of the Closing Date, all consents necessary to assign to the Acquiror the Designated Commitments without causing any default, acceleration or termination under any such Designated Commitment; provided, however, that the Sellers shall have no liability to Acquiror for breach of this Agreement for failure to obtain any of the foregoing consents (other than as may be provided in Article XI for any breach of any of the representations and warranties set forth in Article III), it being agreed that the procurement of such consents is a condition to closing only, provided that Sellers have complied with the first sentence of this
Section 5.02. All such consents will be in writing, and executed counterparts thereof will be delivered to Acquiror at or prior to the Closing.

     5.03. Supplements to Company Disclosure Schedule. From time to time prior to the Closing, the Sellers will notify Acquiror of changes to the Company Disclosure Schedule of which they become aware with respect to any matter hereafter discovered or arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Schedule. No such disclosure relating to the Company Disclosure Schedule shall be deemed to cure any breach of any representation of or warranty made in this Agreement unless Acquiror specifically agrees thereto in writing.

     5.04. Covenant to Satisfy Conditions. Each Seller will use its best efforts to insure that the conditions set forth in Article VIII hereof are satisfied, insofar as such matters are within its control, provided, however, that such best efforts shall not include any requirement to expend funds, to commence litigation or to grant or offer any accommodation (financial or otherwise) to any third party.

     5.05. Certificates. At the Closing, each Seller will furnish Acquiror with such certificates of its officers and others to evidencecompliance with the covenants set forth in this Article V as may be reasonably requested by Acquiror.

     5.06. HSR Act Filings. The Sellers will make all filings required to be made pursuant to the HSR Act in connection with the transactions contemplated by the Agreement and will furnish to Acquiror such necessary information and reasonable assistance as Acquiror may request in connection with its preparation of necessary filings or submissions under provisions of the HSR Act. The Sellers will supply Acquiror copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between any of the Sellers or their representatives, on the one hand, and the Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice or any other governmental agency or authority or members of their respective staffs on the other hand, with respect to this Agreement or the transactions contemplated hereby, other than confidential or proprietary information therein.

     5.07. Container Acquisitions. Between the date hereof and the Closing, the Company shall be entitled but not required, to expend, subject to the approval of the Company's Board of Directors, up to a maximum amount of $21.6 million in accordance with the Company's container purchase plans as set forth in Section 5.07 of the Company Disclosure Schedule.

     5.08. Insurance. Upon the payment by Acquiror of any fee required by any insurance carrier, Acquiror shall be named as an additional insured party on all insurance policies regarding the Sale Assets and Container Operations, but only with respect to liabilities to third parties arising prior to the Closing. The Sellers shall notify the Acquiror of any fees required by any insurance carrier pursuant to the preceding sentence.


                                   ARTICLE VI

                              COVENANTS OF ACQUIROR

     Acquiror hereby covenants and agrees with the Sellers:

     6.01. Supplements to Acquiror Disclosure Schedule. From time to time prior to the Closing, Acquiror will notify the Company of any changes to the Acquiror Disclosure Schedule known to Acquiror with respect to any matter hereafter discovered or arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Acquiror Disclosure Schedule. No such disclosure relating to the Acquiror Disclosure Schedule made pursuant to this Section shall be deemed to cure any breach of any representation of or warranty made in this Agreement unless the Company specifically agrees thereto in writing.

     6.02. Covenant to Satisfy Conditions. Acquiror will use its best efforts to ensure that the conditions set forth in Article VII hereof are satisfied, insofar as such matters are within the control of Acquiror provided, however, that such best efforts shall not include any requirement to expend funds, to commence litigation, or to grant or offer any accommodation (financial or otherwise) to any third party.

     6.03. Certificates. At the Closing Acquiror will furnish the Sellers with such certificates of its officers and others to evidence compliance with the covenants set forth in this Article VI as may be reasonably requested by the Company.

     6.04. HSR Act Filings. Acquiror will make all filings required to be made pursuant to the HSR Act in connection with the transactions contemplated by the Agreement and will furnish to the Sellers such necessary information and reasonable assistance as the Sellers may request in connection with their preparation of necessary filings or submissions under provisions of the HSR Act. Acquiror will supply the Sellers copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between Acquiror or its representatives, on the one hand, and the Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice or any other governmental agency or authority or members of their respective staffs on the other hand, with respect to this Agreement or the transactions contemplated hereby, other than confidential or proprietary information therein.

     6.05. Consents. Acquiror will use its best efforts to obtain, prior to the Closing, all consents necessary to be obtained by Acquiror in connection with the consummation of the transactions contemplated by this Agreement provided, however, that such best efforts shall not include any requirement to expend funds, to commence litigation, or to grant or offer any accommodation (financial or otherwise) to any third party. All such consents will be in writing and executed counterparts thereof will be delivered to the Company at or prior to the Closing.

     6.06. Other Agreements. Acquiror shall deliver to the Sellers on the Closing Date executed counterparts of the agreements and documents set forth in
Section 1.05(b).

     6.07. Substitute Letters of Credit. On or prior to the Closing, Acquiror shall either assume existing letters of credit tendered by the Company to the third parties that are parties to the Container Purchase Commitments or tender substitute letters of credit (to the extent letters of credit are required under such contracts). To the extent that any such letters of credit of the Company are not assumed by Acquiror, Acquiror shall take all actions that are necessary in order to obtain the release of any letters of credit tendered by the Company pursuant to such Container Purchase Commitments.

     6.08. Insurance. Upon the payment by the Company or MNC of any fee required by any insurance carrier, the Company and MNC shall be named as an additional insured party on all insurance policies regarding the Sale Assets and Container Operations, but only with respect to liabilities to third parties arising after the Closing Date so long as the Names and Marks remain on the Containers. Acquiror shall notify the Sellers of any fees required by any insurance carrier pursuant to the preceding sentence.

     6.09. Post Closing Financial Statements. If the Closing occurs on or before June 30, 1995, on or before the close of business on July 17, 1995, Acquiror will use reasonable efforts to prepare and deliver to the Sellers consolidated and consolidating financial statements for the Company and its Subsidiaries, including balance sheets, income statements and cash flow statements, for the six month period ended June 30, 1995, all prepared in accordance with generally accepted accounting principles and on a basis consistent with similar statements prepared by the Company for the year ended December 31, 1994. The Sellers acknowledge and agree that the Acquiror has agreed to prepare and deliver such financial statement solely as an accommodation to Sellers and that Acquiror shall bear no liability with respect to, nor any responsibility for, the accuracy, adequacy or sufficiency of such financial statements for any purpose, nor the Sellers' use of such financial statements, including the Sellers' inclusion of such financial statements in the consolidated and consolidating financial statements of the Sellers' Group or Alexander & Baldwin, Inc., a Hawaii corporation, and, notwithstanding anything herein to the contrary, Sellers agree to immediately indemnify Acquiror against any Damages (as defined in Article XI) resulting from the preparation and delivery of such financial statements or the use thereof by Sellers.

     6.10. Performance of Certain Obligations by Acquiror After Closing Date. On and after the Closing Date, Acquiror shall, or shall cause its designated subsidiaries to, duly, promptly and faithfully pay, perform and discharge when due, all obligations and liabilities under the Assumed Liabilities.


                                   ARTICLE VII

                  CONDITIONS TO THE OBLIGATIONS OF THE SELLERS

     Each and every obligation of the Sellers under this Agreement to be performed on or before the Closing shall be subject to the satisfaction, on or before the Closing, of each of the following conditions, unless waived in writing by the Company:

     7.01. Representations and Warranties True. The representations and warranties contained in Article IV hereof and in all certificates delivered and to be delivered by Acquiror or the Acquiror Entities to the Sellers or their representatives pursuant hereto or in connection with the transactions contemplated hereby shall be in all material respects true, complete and accurate as of the date when made and as of the Closing as though such representations and warranties were made at and as of such date, except for changes expressly permitted or contemplated by the terms of this Agreement.

     7.02. Performance. Acquiror shall have performed and complied with all agreements, obligations and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing.

     7.03. HSR Act Waiting Periods; No Governmental Proceeding or Litigation. All waiting periods applicable to the transactions contemplated hereby with respect to the Sale Assets under the HSR Act shall have expired or been terminated. No suit, action or other proceeding by any governmental body shall have been instituted or threatened which questions in any material way the validity or legality of the transfer of the Sale Assets.

     7.04. No Litigation. On the Closing Date, there shall be no litigation pending or, to the knowledge of the Sellers, threatened, which challenges or questions the validity or legality of the execution and delivery of this Agreement or the other documents, instruments or agreements required to be executed or delivered pursuant hereto or which, if adversely determined, would materially adversely affect the right, power and authority of the Sellers to consummate the transactions contemplated hereby, or which imposes any conditions on the consummation of the transactions contemplated hereby which the Sellers deem unacceptable in their sole discretion.

     7.05. Certificates. Acquiror shall have furnished the Sellers with such certificates of its officers and others to evidence compliance with the conditions set forth in this Article VII as may be reasonably requested by the Sellers.

     7.06. Opinion of Acquiror's Counsel. Acquiror shall have delivered to the Sellers an opinion of Ropes & Gray, counsel to Acquiror, dated as of the Closing Date, substantially in the form attached hereto as Exhibit S, and an opinion of James R. Lajoie, General Counsel of Acquiror, dated as of the Closing Date, in substantially the form attached hereto as Exhibit X.

     7.07. Consents Obtained. All necessary consents referred to in Sections 4.02, 4.03, 4.04 and 4.06 shall have been obtained.

     7.08. Other Agreements. Acquiror shall deliver to the Sellers on the Closing Date executed counterparts of the agreements and documents set forth in
Section 1.05(b).

     7.09. Opinion of Morgan, Lewis & Bockius. The Sellers shall have received an opinion to Morgan, Lewis & Bockius, dated as of the Closing Date, substantially in the form attached hereto as Exhibit T.

     7.10. Release of Letters of Credit. All letters of credit tendered on behalf of the Company pursuant to Container Purchase Commitments shall have been released, extinguished, or assumed by Acquiror.


                                  ARTICLE VIII

                      CONDITIONS TO OBLIGATIONS OF ACQUIROR

     Each and every obligation of Acquiror under this Agreement to be performed on or before the Closing shall be subject to the satisfaction, on or before the Closing, of each of the following conditions, unless waived in writing by
Acquiror:

     8.01. Representations and Warranties True. The representations and warranties contained in Article III hereof, the Company Disclosure Schedule and in all certificates delivered and to be delivered by the Sellers to Acquiror or its representatives pursuant hereto or in connection with the transactions contemplated hereby shall be in all material respects true, complete and accurate as of the date when made and as of the Closing as though such representations and warranties were made at and as of such date, except for changes expressly permitted or contemplated by the terms of this Agreement.

     8.02. Performance. The Sellers shall have performed and complied with all agreements, obligations and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing.

     8.03. HSR Act Waiting Periods; No Governmental Proceeding or Litigation. All waiting periods applicable to the transactions contemplated hereby with respect to the Sale Assets under the HSR Act shall have expired or been terminated. No suit, action or other proceeding by any governmental body shall have been instituted or threatened which questions in any material way the validity or legality of the transfer of the Sale Assets.

     8.04. No Litigation. On the Closing Date, there shall be no litigation pending or, to the knowledge of Acquiror, threatened, which challenges or questions the validity or legality of the execution and delivery of this Agreement or the other documents, instruments or agreements required to be executed or delivered pursuant hereto or which, if adversely determined, would materially adversely affect the right, power and authority of Acquiror to consummate the transactions contemplated hereby, or which imposes any conditions on the consummation of the transactions contemplated hereby or adversely affects the right of Acquiror to own the Sale Assets, to operate the Container Operations or to control the Subsidiaries of the Company, which the Acquiror deems unacceptable in its sole discretion.

     8.05. Opinion of the Sellers' Counsel. The Sellers shall have delivered to Acquiror the opinion of Gibson, Dunn & Crutcher, counsel to the Sellers, dated as of the Closing Date, substantially in the form attached hereto as Exhibit U, and an opinion of Kevin C. O'Rourke, General Counsel of MNC, dated as of the Closing Date, in substantially the form attached hereto as Exhibit Y.

     8.06.  Consents Obtained.  All necessary consents referred to in Sections
3.09 and, with respect to the Designated Commitments, 3.10, shall have been obtained. The Acquiror acknowledges and agrees that, except to the extent provided in the first sentence of Section 5.02, the Sellers shall not have any liability whatsoever to the Acquiror arising out of or relating to the failure to obtain any consents that may be required for the assignment of any Commitment to the Acquiror or because of the default, acceleration or termination of any Commitment as a result thereof, it being understood that the procurement of such consents is a condition to closing only. With respect to any Commitment, other than a Designated Commitment, that cannot be assigned to the Acquiror without resulting in a default, acceleration or termination thereof, the Company, at the Acquiror's request, shall perform its obligations as agent for the benefit of the Acquiror under any such Commitment for the remaining term of any such Commitment and the Acquiror agrees to reimburse the Company for any and all reasonable costs and expenses incurred by the Company in the performance of said obligations on behalf of the Acquiror.

     8.07. Other Agreements. The Company shall deliver to Acquiror on the Closing Date executed counterparts of the agreements and documents set forth in
Section 1.05(a)(I) and MNC shall deliver to Acquiror on the Closing Date executed counterparts of the agreements and documents set forth in Section 1.05(a)(II) and MNC shall cause the MNC Subsidiaries to deliver to Acquiror on the Closing Date duly executed counterparts of the Assignment and Assumption of Container Leases.

     8.08. Opinion of Morgan, Lewis & Bockius. The Acquiror shall have received an opinion of Morgan, Lewis & Bockius, dated as of the Closing Date, substantially in the form attached hereto as Exhibit T.

     8.09. FIRPTA Certificate. Acquiror shall have received from the Sellers a certificate of non-foreign status under Treas. Reg. Section1-1445-2(b)(2) in form and substance reasonably satisfactory to the Acquiror.

     8.10. Certificates. Sellers shall have furnished the Acquiror with such certificates of its officers and others to evidence compliance with the conditions set forth in this Article VIII as may be reasonably requested by Acquiror.


                                   ARTICLE IX

                             (INTENTIONALLY OMITTED)


                                    ARTICLE X

                                    EMPLOYEES

     10.01. Offer of Employment. Acquiror shall, effective as of the Closing, offer to employ beginning on the Closing Date all of the Employees at no less than current base salary and at their current locations, but subject to such other benefits, terms and conditions of employment as Acquiror may determine, provided that such other benefits, terms and conditions of domestic employees are no less favorable than those that Acquiror provides to its current employees; and provided further that for purposes of Acquiror's welfare and benefit plans, Acquiror shall waive all pre-existing condition exclusions and will give the Employees credit for years of service with the Company. Subject in each case to Section 10.02 below, Acquiror shall bear and discharge any and all of such liability in respect of the employment (or termination thereof) of the Employees from and after the Closing. Acquiror shall indemnify and save harmless Sellers from and against any and all losses, damages, expenses, liabilities, claims and demands whatsoever made or brought against Sellers by any Employee who accepts Acquiror's offer of employment or by any federal, state or local governmental authority which in any way pertains to or arises out of such liability including, any interest, award, judgement or penalty relating thereto and any costs or expenses incurred by Sellers in defending any such claim or demand.

     10.02. Sellers' Obligations. With respect to any and all liability in respect of the employment of the Employees on or prior to the Closing, Sellers shall, except to the extent expressly included within the Assumed Liabilities, bear, discharge and be responsible for payment of all severance, termination, pay in lieu of termination, damages for wrongful or constructive dismissal, provision of continuation coverage under Section 601 et. seq. of ERISA, and other similar liabilities incurred in connection with the termination of employment of any of the Employees at or prior to the Closing (including without limitation any termination of the employment relationship with Seller occurring by reason of the transactions contemplated by this Agreement) or who refuse to accept Acquiror's offer of employment. In addition, Sellers will pay or reimburse Acquiror for the cost of any accrued payroll and vacation to the Closing Date of all Employees of the Subsidiaries. Sellers shall indemnify and save Acquiror harmless from and against any and all losses, damages, expenses, liabilities, claims and demands whatsoever made or brought against Acquiror by any such Employee or other person, or any federal, state or local governmental authority or body which in any way pertains to or rises out of such liability, including any interest, award, judgement or penalty relating thereto and any costs or expenses incurred by Acquiror in defending any such claim or demand.

     10.03. Cooperation. During the period following the date hereof, up to and including the Closing Date, Sellers and Acquiror shall cooperate in communicating with the Employees any information relating to the acquisition of the Sale Assets and Container Operations by the Acquiror from the Sellers.

     10.04. Non-solicitation. Sellers agree not to solicit any of the Employees for the period ending two years following the Closing.


                                   ARTICLE XI

                         SURVIVAL OF REPRESENTATIONS AND
                    WARRANTIES; INDEMNIFICATION; ARBITRATION

     11.01. Survival of Representations and Warranties. All representations and warranties made in Sections 3.02, 3.06, 3.12 and 4.02 shall survive the Closing hereunder and any investigation at any time made by or on behalf of the other party. All representations and warranties made in Section 3.19 shall expire on the Closing Date. All other representations and warranties shall survive for two years after the Closing hereunder (the "Expiration Date").

     11.02. Statements as to Representations. All statements contained herein or in the Disclosure Schedules delivered pursuant hereto (except as specifically stated) shall be deemed representations and warranties within the meaning of Sections 7.01, 8.01 and 11.01 hereof. The Acquiror specifically acknowledges and agrees that (i) other than the representations and warranties of the Sellers specifically contained in this Agreement, there are no representations or warranties of the Sellers either expressed or implied with respect to the Company, the Subsidiaries, the Sale Assets, and Assumed Liabilities or the Container Operations and (ii) with respect to this Agreement, Acquiror shall have a right to indemnification solely as provided in this Article XI (except to the extent provided in Sections 6.09 and 13.12) and that it shall have no claim or right to indemnification with respect to any other information, documents or materials furnished by the Sellers or any of their officers, directors, employees, agents or advisors to the Acquiror, including, without limitation, any information, documents or material made available to Acquiror in the "data room" organized for the purposes of the transactions contemplated by this Agreement.

     11.03. Agreement to Indemnify by the Sellers. Subject to the conditions and provisions herein set forth, the Sellers, jointly and severally, hereby agree to indemnify, defend and hold harmless Acquiror and each parent, subsidiary and Affiliate of Acquiror from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, out-of-pocket costs and expenses, including, without limitation, interest, penalties and attorney's fees, asserted against or imposed upon or incurred by Acquiror or any parent, subsidiary or Affiliate of Acquiror resulting from (i) a breach of any then surviving representation or warranty of any of the Sellers contained in or made pursuant to this Agreement, (ii) any obligation, responsibility, claim or liability of the Sellers (including, without limitation, any indemnification or similar arrangement under any lease), whether known or unknown, contingent, absolute or otherwise, other than those obligations, responsibilities, claims or liabilities assumed by Acquiror as part of the Assumed Liabilities under this Agreement, (iii) the nonperformance, partial or total, of any agreement of the Sellers contained in this Agreement or any of the documents delivered pursuant to Section 1.05(a), (iv) as a result of injury to or sustained by any person on or prior to the Closing or injury to or destruction of tangible property on or prior to the Closing arising out of the conduct of the Container Operations on or prior to the Closing, or (v) as a result of any failure of Sellers to transfer to Acquiror good, valid, and marketable title in and to the Software and Intellectual Property Rights, free of any liens, claims, charges, security interests, restrictions on transfer (or claims alleging a failure to obtain consent to transfer) or other encumbrances (except to the extent that any adverse claim or defect in title does not impair Acquiror's ability to use the Software or Intellectual Property Rights in the Container Operations) or any infringment of the intellectual property rights of others arising from the use of such Software or Intellectual Property Rights in the Container Operations (collectively, "Damages"). With respect to all representations and warranties of the Sellers other than those set forth in Sections 3.02, 3.06 and
3.12 hereof, Acquiror shall not be entitled to recover for and agrees not to assert any claim for breach of any such representations or warranties (including without limitation any claim for indemnification for breach of a representation or warranty under clause (i) of this Section 11.03, unless Acquiror delivers to the Sellers, in writing, on or prior to the Expiration Date, a notice in accordance with Section 11.05 specifying such claim of breach. Notwithstanding any language contained herein to the contrary, (A) the Seller's shall not have any liability under Section 11.03(i) until the cumulative Damages relating to such representations and warranties exceeds $200,000 in the aggregate, in which case the Sellers shall pay all such amounts of Damages claimed; provided, however, that the parties understand and agree that the $200,000 threshold described in this Section 11.03 is applicable only with respect to claims for Damages under this Article XI and is specifically not available to offset adjustments to the consideration set forth in Section 1.03(a)(A) pursuant to Section 1.07 hereof; (B) Sellers shall have no liability under clause (i) in respect of any matter or category of matter (e.g. uncollectible accounts) for which an express reserve or valuation adjustment or allowance is reflected on the Consolidated Statement of Net Assets specifically for such matter or category of matters; and (C) Sellers' aggregate liability under this Section 11.03 shall in no event exceed $350,000,000. The Acquiror acknowledges and agrees that, except as otherwise provided in this Agreement or any agreement executed between the parties hereto in connection with the transactions contemplated hereby, from and after the Closing, its sole and exclusive remedy with respect to any and all claims (other than claims of, or causes of action arising from, fraud) for money damages (as opposed to equitable claims and remedies) relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Section
11.03. In furtherance of the foregoing, the Acquiror hereby waives, from and after the Closing, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud) it may have against the Sellers relating to the subject matter of this Agreement arising under or based upon any federal, state or local statute, law, ordinance, rule or regulation or otherwise.

     11.04. Agreement to Indemnify by Acquiror. Subject to the conditions and provisions herein set forth, Acquiror, jointly and severally with any Acquiror Entity, hereby agrees to indemnify, defend and hold harmless the Sellers and each parent, subsidiary and Affiliate of the Sellers from and against all demands, claims, actions or causes of action, assessments, damages, liabilities, out-of-pocket costs and expenses, including, without limitation, interest, penalties and attorney's fees, asserted against or imposed upon or incurred by the Sellers or any parent, subsidiary or Affiliate of the Sellers resulting from (i) a breach of any surviving representation or warranty of Acquiror contained in or made pursuant to this Agreement, (ii) the breach or nonperformance, total or partial, of any Assumed Liability and any other obligation, responsibility, claim or liability of Acquiror and its subsidiaries (including, without limitation, any indemnification or similar arrangement under any lease), whether known or unknown, contingent, absolute or otherwise,
(iii) the breach or nonperformance, total or partial, of any agreement of Acquiror or any Acquiror Entity contained in this Agreement or any of the documents or agreements delivered pursuant to Section 1.05(b) (including any breach or nonperformance by Acquiror or any Acquiror Entity of the Assignment and Assumption Agreements), (iv) as a result of injury to or sustained by any person after the Closing or injury to or destruction of tangible property after the Closing arising out of the conduct of the Container Operations after the Closing or (v) the Container Operations after the Closing, including the use of the Names and Marks by Acquiror, any Acquiror Entity or any Subsidiary (on Containers or otherwise) following the Closing pursuant to the License Agreement (collectively, "Damages"). With respect to all representations and warranties of Acquiror, the Sellers shall not be entitled to recover for and agree not to assert any claim for breach of any such representations or warranties (including without limitation any claim for indemnification for breach of a representation or warranty under clause (i) of this Section 11.04) unless the Sellers deliver to Acquiror, in writing, on or prior to the Expiration Date, a notice specifying such claim of breach. Notwithstanding any language to the contrary contained herein (A) Acquiror and the Acquiror Entities shall not have any liability under Section 11.04(i) until the cumulative Damages relating to such representations and warranties exceed $200,000 in the aggregate, in which case the Acquiror shall pay all such amounts of Damages claimed and (B) Acquiror's aggregate liability under this
Section 11.04 shall in no event exceed $350,000,000. The Sellers acknowledge and agree that, except as otherwise provided in this Agreement or any agreement executed between the parties hereto in connection with the transactions contemplated hereby, from and after the Closing, their sole and exclusive remedy with respect to any and all claims (other than for, or for courses of action arising from, fraud) for monetary damages (as opposed to equitable claims and remedies) relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Section 11.04. In furtherance of the foregoing, each of the Sellers hereby waives, from and after the Closing, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action (other than claims of, or cause of action arising from, fraud) it may have against Acquiror relating to the subject matter of this Agreement arising under or based upon any federal, state or local statute, law, ordinance rule or regulation or otherwise.

     11.05. Procedures Relating to Indemnifications. (a) In the event of any claim by a party seeking indemnification under this Article XI or any other section of this Agreement expressly providing for indemnification of one party by the other (an "indemnified party"), the indemnified party shall notify the party from whom indemnification is sought (the "indemnifying party") in writing of said claim, which notice shall set forth the basis of the claim for Damages and, if then determinable by the indemnified party, a reasonable estimate of the amount thereof (or if, in the indemnified party's good faith opinion, no such reasonable estimate can then be made by it, the maximum potential Damages that, in the indemnified party's good faith opinion, might be sustained in connection with such claim).

          (b) In order for an indemnified party to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any person, firm , governmental authority or corporation against the indemnified party (a "Third Party Claim"), such indemnified party must notify the indemnifying party in writing, and in reasonable detail, of the Third Party Claim promptly after receipt by such indemnified party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure (except that the Indemnifying Party shall not be liable for any expenses incurred during the period in which the indemnified party failed to give such notice). Thereafter the indemnified party shall deliver to the indemnifying party, promptly after the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

     If a Third Party Claim is made against an indemnified party, the indemnifying party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party will not be liable to the indemnified party for legal fees and expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof (other than during any period in which the indemnified party shall have failed to give notice of the Third Party Claim as provided above). If the indemnifying party chooses to defend or prosecute any Third Party Claim, all the parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party's request) the provision to the indemnifying party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party's prior written consent (which consent shall not be unreasonably withheld).

          (c) Notwithstanding anything in this Section 11.05 the contrary, in the event of a Third Party Claim relating to Transfer Taxes described in
Section 13.03, Sellers shall be entitled to participate in the defense of such claim at their own expense and on any equal basis with Acquiror, and both Sellers and Acquiror must consent (which consent may not be unreasonably withheld) to any resolution of any such claim.

     11.06. Losses Net of Insurance, etc. The amount of any loss, liability, claim, damage, expense or tax for which indemnification is provided under this
Article XI shall be net of any amounts recovered by the indemnified party under insurance policies with respect to such loss, liability, claim, damage, expense or tax and shall be reduced to take account of any actual net tax benefit realized (taking into account the receipt of the indemnity payment) by the indemnified party arising from the incurrence or payment of any such loss, liability, claim, damage, expense or tax. In computing the amount of any such actual net tax benefit realized, (i) the undemnified party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the incurrence or payment of any indemnified loss, liability claim, damage, expense or tax and (ii) the parties agree to treat all payments pursuant to this Article XI as an adjustment to the purchase price for the Sale Assets, unless otherwise required by law.

     11.07.  Tax Matters.

               (a) Tax Indemnification. The Sellers, jointly and severally, shall be liable for and indemnify Acquiror and each parent, subsidiary and Affiliate of Acquiror for any and all Pre-Closing Taxes and any and all out-of-pocket costs, including attorney's fees, incurred by Acquiror or any parent, subsidiary or Affiliate of Acquiror relating to any and all Pre-Closing Taxes. Acquiror shall be liable for and shall indemnify Sellers and each parent, subsidiary and Affiliate of Sellers for all Taxe of Acquiror and its Affiliates, including the Subsidiaries, for periods following the Closing, other than Pre-Closing Taxes. For purposes of this Agreement, "Pre-Closing Taxes" means all Taxes (i) of the Sellers, the Subsidiaries and the Branches attributable to periods ending on or prior to the Closing, and (ii) imposed against the Sellers' Group whether under Treas. Reg. Section1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise, but excluding (x) any Transfer Taxes payable by Acquiror pursuant to Section
     13.03 of this Agreement, (y) any Taxes that are Assumed Liabilities and that are included in the Consolidated Statement of Net Assets as finally determined, and (z) any Taxes arising from actions taken outside the ordinary course of business following the Closing on the Closing Date at the request of or for the benefit of Acquiror.

               (b) Apportionment of Income Taxes. In order to appropriately determine the amount of Pre-Closing Taxes relating to any taxable year or period that begins before and ends after the Closing Date, the parties hereto shall, to the extent permitted by applicable law, elect with the relevant taxing authority to terminate the taxable year as of such date. In any case where applicable law does not permit a Subsidiary or Branch to treat such date as of the end of a taxable year of such Subsidiary or Branch, then, for purposes of determining Pre-Closing Taxes, the taxable year of such Subsidiary or Branch shall be treated as having ended on the Closing Date and the Taxes attributable to the period ending on such date shall (unless otherwise agreed to in writing by Acquiror and Sellers) be determined by a closing of such Subsidiary's or Branch's books, except that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a time basis.

               (c) Apportionment of Other Taxes. In order to appropriately determine the amount of Pre-Closing Taxes, other than income Taxes, relating to any taxable year or period that begins before and ends after the date of the Financial Statements or the Closing Date, (i) ad valorem Taxes (including, without limitation, real and personal property Taxes) shall be accrued on a monthly basis over the period for the which the Taxes are levied, or if it cannot be determined over what period the Taxes are being levied, over the fiscal period of the relevant taxing authority, in each case irrespective of the lien or assessment date of such Taxes, and (ii) franchise and other privilege Taxes not measured by income shall be accrued on a monthly basis over the period to which the privilege relates, provided, however, that any increase or decrease in any Taxes described in clauses (i) or (ii) for periods following the Closing and resulting from the Closing or other actions taken by Acquiror, its Affiliates (including the Subsidiaries) or their transferees following the Closing shall be the responsibility of the Acquiror.

               (d) Tax Sharing Agreements. Any tax sharing agreement between the Subsidiaries and any of the Sellers or any Affiliate of the Sellers shall be terminated as of the Closing Date and will have no further effect for any taxable year (whether the current year, a future year, or a past year). Each Seller and all Affiliates of the Sellers shall cancel any intercompany accounts in respect of Taxes with the Subsidiaries as of the Closing.

               (e) Assistance and Cooperation. After the Closing Date, each of Sellers and Acquiror shall:

     (i) take reasonable steps to assist (and cause their respective Affiliates to assist) the other party, as reasonably requested, in preparing any Tax Returns which such other party is responsible for preparing and filing with respect to the Container Operations;

     (ii) take reasonable steps to cooperate with the other in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Sellers, the Subsidiaries and Branches with respect to the Container Operations;

     (iii) make available to the other and to any taxing authority as reasonably requested all information, records and documents (other than such items for which a party asserts the attorney-client or attorney work-product privilege) relating to Taxes of the Sellers, Acquiror, the Subsidiaries and Branches with respect to the Container Operations, which each party shall retain for the latest of the applicable statute of limitations relating to Taxes to which such information, records and documents may relate;

     (iv) provide timely notice to the other in writing of any pending or threatened Tax audits or assessments of the Sellers, the Subsidiaries and Branches on the one hand and Acquiror, the Subsidiaries and Branches on the other hand for taxable periods for which the other may have an interest; and

     (v) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period referred to in the above paragraph (iv).

     The covenants set forth in this Section 11.07(e) shall be in addition to the provisions set forth in Section 2.02.

               (f) No Section 338 Election. No person or entity (including without limitation, following the Closing, PICC) shall make an election under Section 338 of the Code with respect to the transfer of the stock of any of the Foreign Subsidiaries pursuant to this Agreement, and Acquiror shall indemnify and hold harmless Sellers and their Affiliates from and against any and all Taxes and costs incurred in connection with any such election.

               (g) California Sales Tax Certificate. Sellers will cooperate with Acquiror in Acquiror's efforts to obtain a certificate described in
     Section 6813 of the California Revenue and Taxation Code with respect to the liability of Sellers for California sales and use taxes.

               (h) Survival of Obligations. The obligations of the parties set forth in this 11.07 relating to Taxes shall, except as provided herein or otherwise agreed to in writing, be unconditional and absolute and shall remain in effect without limitation as to time or amount of recovery by Acquiror or Sellers.

     11.08. Arbitration. Any dispute as to any claims hereunder, other than as set forth in Section 1.07, shall be settled by arbitration in the City of New York by three arbitrators, one of whom shall be appointed by the Sellers, one by Acquiror and the third of whom shall be appointed by the first two arbitrators. If either party fails to appoint an arbitrator within 20 days of a request in writing by the other party to do so or if the first two arbitrators cannot agree on the appointment of a third arbitrator within 20 days of their designation, then such arbitrator shall be appointed by the Chief Judge of the United States District Court for the Southern District of New York. Except as to the selection of arbitrators which shall be as set forth above, the arbitration shall be conducted promptly and expeditiously in accordance with the rules of the American Arbitration Association so as to enable the arbitrators to render an award as expeditiously as possible. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Each party shall bear the expenses of its arbitrator and shall jointly and equally share with the other the expenses for the third arbitrator and the arbitration.

                                   ARTICLE XII

                           TERMINATION AND ABANDONMENT

     12.01. Methods of Termination. The transactions contemplated herein may be terminated and/or abandoned at any time, but not later than the Closing:

          (a)  By mutual consent of the Acquiror and the Company; or

          (b) By the Acquiror on or after September 30, 1995, if any of the conditions provided for in Article VIII of this Agreement shall not have been met or waived in writing by Acquiror prior to such date; or

          (c) By the Company on or after September 30, 1995, if any of the conditions provided for in Article VII of this Agreement shall not have been met or waived in writing by the Company prior to such date.

     12.02. Procedure upon Termination. In the event of termination or abandonment pursuant to Section 12.01 hereof, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated and abandoned, without further action by the parties hereto. If the transactions contemplated by this Agreement are terminated and abandoned as provided herein pursuant to Section 12.01:

          (a) Each party will redeliver all documents, work papers and other material of any other party (including all copies) relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same;

          (b) All confidential information received by any party hereto with respect to the business of any other party or its subsidiaries shall be treated in accordance with Section 2.01 hereof; and

          (c) No party hereto shall have any liability or further obligation to any other party to this Agreement except as stated in subparagraphs (a) and
(b) of this Section 12.02, and except for breaches of this Agreement occurring prior to termination of this Agreement.

                                  ARTICLE XIII

                            MISCELLANEOUS PROVISIONS

     13.01. Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented by written agreement of the Company and Acquiror or by their respective duly authorized officers at any time prior to the Closing with respect to any of the terms contained herein.

     13.02. Waiver of Compliance. Any failure of the Sellers, on the one hand, or Acquiror, on the other, to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the Chairman of the Board, President or a Vice President of Acquiror or the Company, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

     13.03.  Expenses; Transfer Taxes.  Except as otherwise provided in Section
2.02 hereof, whether or not the transactions contemplated by this Agreement shall be consummated, the Sellers agree that all fees and expenses incurred by them in connection with this Agreement shall be borne by the Sellers and Acquiror agrees that all fees and expenses incurred by it in connection with this Agreement shall be borne by Acquiror including, without limitation, all fees of counsel, actuaries and accountants. Notwithstanding the foregoing, any and all sales, use, VAT, transfer, foreign transaction, excise, property or other similar national, federal, state, local, provincial Taxes, other than any Taxes based on net income, together with any interest and penalties pertaining thereto ("Transfer Taxes"), that may be payable in connection with the sale and transfer of the Sale Assets shall be apportioned among the parties as follows:
Acquiror shall pay all Transfer Taxes up to $240,000 and Sellers on one hand and Acquiror on the other hand shall each pay one-half of all Transfer Taxes in excess of such amount. Sellers shall provide to Acquiror, prior to the Closing, a schedule showing in reasonable detail the amount of any Transfer Taxes payable by Acquiror in connection with the transfer of the Sale Assets, such amounts to be determined in a manner consistent with the allocations set forth on Exhibit A. Acquiror shall pay such amount (the "Initial Transfer Tax Payment") to Sellers, in the manner provided in Section 1.03(a)(B) hereof at the Closing, and Sellers shall pay such amount, together with any remaining amount of Transfer Taxes determined by Seller, to the appropriate taxing authorities as soon as practicable thereafter. In the event of an adjustment to the consideration as a result of the application of Section 1.07 hereof, within a reasonable time following such adjustment, Sellers shall provide to Acquiror a revised statement of Transfer Taxes, and Sellers shall refund to Acquiror, or Acquiror shall pay to Sellers, as the case may be, the applicable portion of any difference between such revised amount and the Initial Transfer Tax Payment. Sellers and Acquiror shall reasonably cooperate in attempting to minimize the amount of any Transfer Taxes. Acquiror shall indemnify and hold harmless Sellers and any Affiliates of Sellers from any Transfer Taxes in excess of the Transfer Taxes, if any, that are the responsibility of Sellers pursuant to this Section 13.03.

     13.04. Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail with postage prepaid:

               (a)  If to Sellers, to:

               Matson Leasing Company, Inc.
               333 Market Street - 30th Floor
               San Francisco, California 94105-2196
               Attention: Vice President and CFO

               Matson Navigation Company, Inc.
               333 Market Street - 30th Floor
               San Francisco, California  94105-2196
               Attention:  Senior Vice President and General Counsel

               (with copies to:)

               Gibson, Dunn & Crutcher
               333 S. Grand Ave.
               Los Angeles, California 90071
               Attention: Bradford P. Weirick, Esq.

          or to such other person or address as Sellers furnish to Acquiror in writing.

               (b)  if to the Acquiror, to:
               XTRA, Inc. c/o
               X-L-Co., Inc.
               60 State Street
               Boston, Massachusetts 02109
               Attention:  Vice President and General Counsel

                (with copies to:)

               Ropes & Gray
               One International Place
               Boston, Massachusetts 02110
               Attention:  David A. Fine, Esq.

               and

               Morgan, Lewis & Bockius
               801 S. Grand Ave.
               Los Angeles, California 90017
               Attention:  William Ellis, Esq.

          or to such other person or address as Acquiror shall furnish to Seller in writing.

     13.05. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except by operation of law. Notwithstanding the foregoing, Acquiror shall be entitled to designate one or more Acquiror Entities to receive some or all of the Sale Assets and/or to assume some or all of the Assumed Liabilities at the Closing; provided, however, that it is expressly agreed and acknowledged that, for all purposes, Acquiror shall remain a party to this Agreement and shall remain bound by the covenants and agreements of the Acquiror set forth herein.

     13.06. Publicity. Neither the Sellers nor Acquiror shall make or issue, or cause to be made or issued, any announcement or written statement concerning this Agreement or the transactions contemplated hereby for dissemination to the general public without the prior consent of the other party. This provision shall not apply, however, to any announcement or written statement required to be made by law or the regulations of any federal or state governmental agency or any stock exchange, except that the party required to make such announcement shall, whenever practicable, consult with the other party concerning the timing and content of such announcement before such announcement is made.

     13.07. Governing Law. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflicts of law doctrine.

     13.08. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     13.09. Headings. The headings of the Sections and Articles of this Agreement are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.

     13.10. Entire Agreement. This Agreement, including the Exhibits hereto, the Company Disclosure Schedule, and the other documents and certificates delivered pursuant to the terms hereof, sets forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto.

     13.11. Third Parties. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or corporation other than the parties hereto and their successors or assigns any rights or remedies under or by reason of this Agreement.

     13.12. Bulk Transfers. The parties hereto waive compliance with the requirements of the bulk sales law of any jurisdiction in connection with the
sale of the Sale Assets to Acquiror.   Sellers shall indemnify and hold
harmless the Acquiror against all liabilities (other than the Assumed Liabilities) which may be asserted by third parties with respect to assets sold by the Seller as a result of noncompliance with any such bulk sales laws.


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the day and year first above written.

                              XTRA, INC.

                              By        /s/   James R. Lajoie
                                   Title: Vice President

                              MATSON LEASING COMPANY, INC.

                              By        /s/   Frederick Gutterson
                                   Title: President

                              MATSON NAVIGATION COMPANY, INC.

                              By       /s/    Kevin C. O'Rourke
                                   Title: Vice President